Filed pursuant to Rule 424(b)(5)

Registration Statement No. 333-213100

(To prospectus dated December 23, 2016)

3,957,432 Shares

Common Stock

Workhorse Group Inc.

We are offering 3,957,432 shares of our common stock directly to investors without an underwriter or placement agent pursuant to this prospectus supplement and accompanying prospectus. We are not paying underwriting discounts or commissions, so the proceeds to us before expenses will be approximately $2.9 million. We estimate the total expenses of this offering will be approximately $25,000.

Our common stock is listed on the NASDAQ Capital Market under the symbol “WKHS.” On April 29, 2019, the last reported sales price of our common stock on the NASDAQ Capital Market was $0.8246 per share.

As of April 29, 2019, the aggregate market value of our outstanding common equity held by non-affiliates was approximately $49,038,441 based on 61,496,660 shares of outstanding common stock, of which 52,146,364 shares were held by non-affiliates, and a price of $0.9404 per share which was the last reported sale price of our common stock on the Nasdaq Stock Market on March 1, 2019. As of the date of this prospectus supplement, we have not sold any securities pursuant to General Instruction I.B.6 of Form S-3 during the prior 12-calendar month period that ends on, and includes the date of this prospectus supplement.

Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully review and consider all of the information set forth in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, including the risks and uncertainties described under “Risk Factors” beginning on page S-7 of this prospectus supplement and the risk factors incorporated by reference into this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect the shares will be ready for delivery on May 1, 2019.

April 29, 2019

WORKHORSE

ups

**NGEN 450**
10,001 GVWR
Up to 4,700 lbs. payload
450 cubic ft. cargo space
All wheel drive
50 MPGe
100 Miles all-electric range
Level 2 (J1772) DC fast charge (CCS)

**NGEN 1000**
10,001 GVWR
Up to 6,000 lbs. payload
1,000 cubic ft. cargo space
All-wheel drive
50 MPGe
100 Miles all-electric range
Level 2 (J1772) DC fast charge (CCS)

Vehicles are not currently commercially available.

WORKHORSE

N-GEN Electric Work Vans

HorseFly UAV Delivery System

W-15™ Range-Extended Electric Pickup Truck

USPS Next-Generation Delivery Vehicle

Work Ahead.

Vehicles are not currently commercially available.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying base prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Each time we conduct an offering to sell securities under the accompanying base prospectus we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the price, the amount of securities being offered and the plan of distribution. The shelf registration statement was initially filed with the SEC on August 11, 2016, and was declared effective by the SEC on December 23, 2016. This prospectus supplement describes the specific details regarding this offering and may add, update or change information contained in the accompanying base prospectus. The accompanying base prospectus provides general information about us and our securities, some of which, such as the section entitled “Plan of Distribution,” may not apply to this offering. This prospectus supplement and the accompanying base prospectus are an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. We are not making offers to sell or solicitations to buy our common stock in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

If information in this prospectus supplement is inconsistent with the accompanying base prospectus or the information incorporated by reference with an earlier date, you should rely on this prospectus supplement. This prospectus supplement, together with the base prospectus, the documents incorporated by reference into this prospectus supplement and the accompanying base prospectus and any free writing prospectus we have authorized for use in connection with this offering include all material information relating to this offering. We have not authorized anyone to provide you with different or additional information and you must not rely on any unauthorized information or representations. You should assume that the information appearing in this prospectus supplement, the accompanying base prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying base prospectus and any free writing prospectus we have authorized for use in connection with this offering is accurate only as of the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should carefully read this prospectus supplement, the accompanying base prospectus and the information and documents incorporated herein by reference herein and therein, as well as any free writing prospectus we have authorized for use in connection with this offering, before making an investment decision. See “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information” in this prospectus supplement and in the accompanying base prospectus.

This prospectus supplement and the accompanying base prospectus contain summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the full text of the actual documents, some of which have been filed or will be filed and incorporated by reference herein. See “Where You Can Find More Information” in this prospectus supplement. We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference into this prospectus supplement or the accompanying base prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

This prospectus supplement and the accompanying base prospectus contain and incorporate by reference certain market data and industry statistics and forecasts that are based on Company-sponsored studies, independent industry publications and other publicly available information. Although we believe these sources are reliable, estimates as they relate to projections involve numerous assumptions, are subject to risks and uncertainties, and are subject to change based on various factors, including those discussed under “Risk Factors” in this prospectus supplement and the accompanying base prospectus and under similar headings in the documents incorporated by reference herein and therein. Accordingly, investors should not place undue reliance on this information.

Unless otherwise stated or the context requires otherwise, references to “we,” “us,” the “Company” and “Workhorse Group” refer to Workhorse Group Inc. and unless otherwise differentiated, its wholly-owned subsidiaries, Workhorse Technologies Inc. and Workhorse Motor Works Inc.

PROSPECTUS SUPPLEMENT SUMMARY

This prospectus summary highlights information contained elsewhere in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference herein and therein. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should read this entire prospectus supplement and the accompanying base prospectus carefully, including the section entitled “Risk Factors” beginning on page S-7 and our consolidated financial statements and the related notes and the other information incorporated by reference into this prospectus supplement and the accompanying base prospectus, before making an investment decision.

Our Company

We are a technology company focused on providing sustainable and cost-effective solutions to the commercial transportation sector. As an American manufacturer, we design and build high performance battery-electric vehicles and aircraft that make movement of people and goods more efficient and less harmful to the environment. As part of our solution, we also develop cloud-based, real-time telematics performance monitoring systems that enable fleet operators to optimize energy and route efficiency. Although we operate as a single unit through our subsidiaries, we approach our development through two divisions, Automotive and Aviation. We are currently focused on our core competency of bringing the N-GEN electric cargo van to market and fulfilling our existing backlog of orders. We are also exploring other opportunities in monetizing our intellectual property, which could include a sale, license or other arrangement of assets that are outside of our core focus. We cannot guarantee that we will be successful in such efforts to monetize our non-core assets.

Workhorse electric delivery vans are currently in production and are in use by our customers on U.S. roads. Our delivery customers include companies such as UPS, DHL, FedEx Express, Alpha Baking and W.B. Mason. Data from our in-house developed telematics system demonstrates our vehicles on the road are averaging approximately a 500% increase in fuel economy as compared to conventional gasoline-based trucks of the same size and duty cycle. In addition to improved fuel economy, we anticipate that the performance of our vehicles on-route will reduce long-term vehicle maintenance expense by approximately 50% as compared to fossil-fueled trucks.

We are an original equipment manufacturer (“OEM”) capable of manufacturing Class 3-6 commercial-grade, medium-duty truck chassis at our Union City, Indiana facility, marketed under the Workhorse® brand. All Workhorse last mile delivery vans are assembled in the Union City assembly facility. From our development modeling and the existing performance of our electric vehicles on American roads, we estimate that our E-GEN Range-Extended Electric delivery vans will save over $150,000 in fuel and maintenance savings over the 20-year life of the vehicle. Due to the positive return-on-investment, we place a premium price for our vehicles when selling to major fleet buyers. We expect that fleet buyers will be able to achieve a four-year or better return-on-investment (without government incentives), which we believe justifies the higher acquisition cost of our vehicles. Our goal is to continue to increase sales and production, while executing on our cost-down strategy to a point that will enable us to achieve gross margin profitability of the last mile-delivery van platform. As a key strategy, we have developed the Workhorse N-GEN platform, which has been accelerated from our development efforts on the USPS NGDV program.

The Workhorse N-GEN electric cargo van platform will be available in multiple size configurations, 450, 650 and 1,000 cubic feet. We intend to initiate the launch with the 450 cubic foot configuration where it is designed to compete with the Sprinter, Transit and RAM gasoline/diesel trucks in the commercial sector with an emphasis on last-mile delivery and other service-oriented businesses, such as telecom. This ultra-low floor platform incorporates state-of-the-art safety features, economy and performance: we expect these vehicles to achieve a fuel economy of approximately 60 miles per gallon efficiency (“MPGe”) and offer fleet operators the most favorable total cost-of-ownership of any comparable vehicle available today. We believe we are the first American OEM to market a U.S. built electric cargo van, and early indications of fleet interest are significant. We expect the N-GEN trucks will be supported by our Ryder Systems partnership. Using N-GEN light duty prototypes, we delivered over 100,000 packages in San Francisco and Ohio during our testing. During this period, we achieved 50 MPGe and successfully demonstrated the role our vehicles can have in last mile delivery.

As a direct result of the USPS award and development efforts, Workhorse has begun development on the Workhorse W-15, a medium- and light-duty pickup truck platform aimed at commercial fleets. The W-15 pickup truck powertrain is a smaller version of its sister vehicle, the medium-duty battery electric powertrain, and will have two purpose-built variants, a W-15 work truck (pickup) and an N-GEN cargo van. Either of these two variants will appeal to delivery fleets, utility companies, telecom companies, municipalities and more.

Our HorseFly™ delivery drone is a custom designed, purpose-built drone that is fully integrated in our electric trucks. HorseFly™ is an octocopter designed with a maximum gross weight of 30 lbs., a 10 lb. payload and a maximum air speed of 50 mph. It is designed and built to be rugged and consists of redundant systems to further meet Federal Aviation Administration (“FAA”) rules and regulations.

SureFly™ is our entry into the emerging Vertical Take-Off and Landing (“VTOL”) market. It is designed to be a two-person, 400-pound payload aircraft with a hybrid internal combustion/electric power generation system. Our design goal is to build the safest and simplest way to fly rotary wing aircraft in the world. We believe it is a practical answer to personal flight, as well as commercial transportation segments, including air taxi series, agriculture and beyond. The FAA has granted 14 separate Experimental Airworthiness Certifications to-date for the aircraft, which is registered as N834LW. Each renewed certification comes after an extensive design review and inspection of the aircraft. In November 2018, Workhorse signed a cooperative research and development agreement with a branch of the U.S. military to test SureFly™ with a specific focus on military applications. This further expands the potential market for the aircraft. We are continuing with our efforts to sell the SureFly™ business, although we cannot guarantee that we will be successful in such efforts.

Recent Events

Executive Team Changes

On January 30, 2019, Stephen S. Burns, Chief Executive Officer and a member of the Board of Directors (the “Board”) of the Company, resigned as Chief Executive Officer and as a member of the Board. Mr. Burns will serve the Company as a consultant pursuant to a Services Agreement between Mr. Burns and the Company dated as of February 4, 2019 (the “Services Agreement”). On February 4, 2019, the Company announced the appointment of Duane Hughes as Chief Executive Officer and a member of the Board effective February 4, 2019.

In connection with his appointment as Chief Executive Officer, the Company entered into an amended and restated retention agreement (the “Hughes Retention Agreement”) with Mr. Hughes effective February 4, 2019. Pursuant to the Hughes Retention Agreement, Mr. Hughes will receive a base salary of $350,000 per year and will be eligible to receive a target performance bonus equal to 50% of his base salary with the potential to increase to 100% or 150% of his base salary assuming pre-determined milestones are met as determined by the Board. Mr. Hughes will also receive a $25,000 signing bonus as well as a $25,000 bonus upon the Company raising $10 million in financing. The Company also granted an option to purchase 1,000,000 shares of the Company’s common stock that will vest over a three-year period. The stock option award was granted under the Company’s 2017 Incentive Stock Plan with an exercise price equal to $0.97. The shares subject to such options will vest over three years in equal quarterly installments commencing March 31, 2019. In the event Mr. Hughes is terminated without cause or resigns for good reason (as such terms are defined in the Hughes Retention Agreement), he will be entitled to severance payments in an amount equal to his base salary plus a prorated portion of his target performance bonus. In addition, any outstanding equity awards will immediately accelerate and vest. The Company will also continue to pay the employer portion of the COBRA premium cost for up to twelve months. In the event Mr. Hughes is terminated without cause or resigns for good reason within twelve months following a change in control of the Company (as such term is defined in the Hughes Retention Agreement), he shall be entitled to severance benefits described above.

In connection with his appointment as Chief Executive Officer, on February 4, 2019, the Company entered into a letter agreement (the “Director Agreement”) with Mr. Hughes setting forth certain terms of his appointment as director of the Company. The Director Agreement provides that Mr. Hughes will receive an annual fee of $40,000 as consideration for his service as a director. Additionally, the Company granted Mr. Hughes options to purchase 50,000 shares of the Company’s common stock at $0.97 per share. The options will expire ten years from the vesting period with 10,000 options vesting immediately and 4,000 every June 30 and December 31 thereafter.

Under the Services Agreement, Mr. Burns will provide consulting services to the Company for a term of one year and will receive a consulting fee of $27,083 per month. The Company also granted Mr. Burns an option to purchase 1,000,000 shares of the Company’s common stock, which vested immediately. The stock option award was granted under the Company’s 2017 Incentive Stock Plan with an exercise price equal to $0.97.

On February 19, 2019, the Company announced the appointment of Robert Willison as Chief Operating Officer effective February 18, 2019. In connection with his appointment as Chief Operating Officer, the Company entered into a retention agreement (the “Willison Retention Agreement”) with Mr. Willison effective February 18, 2019. Pursuant to the Willison Retention Agreement, Mr. Willison will receive a base salary of $250,000 per year and will be eligible to receive a target performance bonus equal to 50% of his base salary with the potential to increase to 100% or 150% of his base salary assuming pre-determined milestones are met as determined by the Board. Subject to the approval by the Company’s shareholders of the Company’s 2019 Stock Incentive Plan, the Company will grant an option to purchase 400,000 shares of the Company’s common stock that will vest over a four-year period in equal quarterly installments commencing in the quarter in which the 2019 Stock Incentive Plan is approved. The stock option award will be granted under the Company’s 2019 Incentive Stock Plan with an exercise price equal to the closing price of the Company’s common stock on the date of shareholder approval of the 2019 Incentive Stock Plan.

In the event Mr. Willison is terminated without cause or resigns for good reason (as such terms are defined in the Willison Retention Agreement), he will be entitled to severance payments in an amount equal to his base salary plus a prorated portion of his target performance bonus. In addition, any outstanding equity awards will immediately accelerate and vest. The Company will also continue to pay the employer portion of the COBRA premium cost for up to twelve months. In the event Mr. Willison is terminated without cause or resigns for good reason within twelve months following a change in control of the Company (as such term is defined in the Willison Retention Agreement) he shall be entitled to severance benefits described above.

February Private Placement

Commencing February 11, 2019 through February 15, 2019, the Company entered into and closed Subscription Agreements with accredited investors (the "February 2019 Accredited Investors") pursuant to which the February 2019 Accredited Investors purchased 1,616,684 shares of the Company’s common stock for a purchase price of approximately $1,465,056. If, prior to the six month anniversary, the Company issues shares of its common stock for a purchase price per share less than the purchase price paid by the February 2019 Accredited Investors subject to standard carve-outs (a “Down Round”), the Company will issue additional shares of common stock (for no additional consideration) to the February 2019 Accredited Investors such that the effective purchase price per share is equal to the purchase price per share paid in a Down Round. In connection with this offering, the Company will issue 116,496 additional shares of common stock to the February 2019 Accredited Investors. Benjamin Samuels and Gerald Budde, directors of the Company, acquired 841,928 and 26,310 shares of common stock, respectively, as part of this offering, provided, however, their per share purchase was $0.9502, which was above the closing price the date prior to close and they did not receive the Down Round protection.

Marathon Financing

On December 31, 2018, the Company entered into a Credit Agreement (the “Marathon Agreement”) with Marathon Asset Management, LP, on behalf of certain entities it manages, as lenders (collectively, with their permitted successors and assignees, “Marathon” or the “Lenders”), and Wilmington Trust, National Association, as the agent (“Wilmington”). The Marathon Agreement provided the Company with a $10 million tranche of term loans (the “Tranche One Loans”) which may not be re-borrowed following repayment and (ii) a $25 million tranche of term loans which may be re-borrowed following repayment (the “Tranche Two Loans” together with the Tranche One Loans, the “Marathon Loans”). The Company used the proceeds for the Tranche One Loans (x) to pay off a loan provided by Arosa Opportunistic Fund LP (“Arosa”) in the principal amount of $7.8 million plus interest and (y) for working capital purposes. Draws from the Tranche Two Loans will be used in connection with vehicle production and are subject to the Company’s receipt of purchase orders. The Company has drawn $5.85 million of Tranche Two Loans. The Company’s ability to borrow amounts under the Marathon Agreement is conditioned upon its compliance with specified covenants, including certain reporting covenants and financial covenants that, in addition to other items, require the Company to maintain (i) minimum liquidity of at least $4 million at all times on or after March 31, 2019, (ii) a maximum total leverage ratio (ratio of total debt borrowed by the Company to EBITDA for the four consecutive fiscal quarters most recently ended, subject to certain adjustments set forth in the Marathon Agreement) not to exceed 4.50:1.00 on the last day of the quarter ended September 30, 2019, which total leverage ratio is adjusted for subsequent quarters as set forth in the Marathon Agreement and (iii) a maximum debt service coverage ratio (ratio of EBITDA (for the four consecutive fiscal quarters most recently ended, subject to certain adjustments set forth in the Marathon Agreement) to interest expense and payments for operating leases) not to exceed 1.25:1.00 on the last day of the quarter ended September 30, 2019, which debt service coverage ratio is adjusted for subsequent quarters as set forth in the Marathon Agreement. In the event the Company breaches the total leverage ratio or the debt service coverage ratio covenants, the Company may cure such breach by raising capital through the sale of equity, which capital will be added on a dollar-for-dollar basis to the calculation of EBITDA for purposes of such test period to determine compliance with the financial covenant. In each consecutive four fiscal quarter period, equity cures can only be made for two fiscal quarters, and only four equity cures are allowed during the term of the Marathon Agreement. The capital raised in connection with such equity cure must be used to repay the Marathon Loans. In addition, the Marathon Agreement contains customary representations and warranties and customary affirmative and negative covenants.

The Tranche One Loans, and both the drawn and undrawn portions of the Tranche Two Loan, bear interest at a rate per annum (based on a year of 360 days) equal to LIBOR (as defined in the Marathon Agreement) plus 7.625%, which interest is payable quarterly commencing April 5, 2019, as amended. The Marathon Agreement contains customary events of default, including for non-payment, misrepresentation, breach of covenants, defaults under other material indebtedness, material adverse change, bankruptcy, change of control and material judgments. The Marathon Loans mature on the third anniversary of the closing date. The Company is required to repay a portion of the Tranche One Loans with $500,000 installment payments on each of June 30, 2020, December 31, 2020 and June 30, 2021. Upon the occurrence and during the continuance of an event of default, the Lenders may declare all outstanding amounts thereunder immediately due and payable and may terminate commitments to make any additional advances under the Tranche Two Loans. The Tranche Two Loans are required to be prepaid in an amount equal to the payments received from the subject purchase orders. The Company is also obligated to repay the Marathon Loans with a specified percentage of the net cash proceeds the Company receives in connection with certain dispositions of assets, casualty events, incurrences of debt and any issuances of capital stock (other than issuances of capital stock during the first 9 months after closing). The Company is required to prepay the Loans utilizing 100% of the net proceeds from any casualty event or the issuance or incurrence of debt and 50% of the net proceeds from any disposition. If the Company receives net cash proceeds from the issuance of capital stock after the nine-month anniversary of the closing date, the Company is required to prepay the Marathon Loans utilizing 35% of the net cash proceeds from such issuance. With limited exceptions, if the Company prepays any portion of the Tranche One Loans or the Tranche Two Loans (with the concomitant termination of the portion of the commitments under the Tranche Two Loans that is repaid) during the 12 months following the closing date, it is required to pay 100% of the interest that would have been due on such prepaid Marathon Loans if the prepaid amounts had been outstanding for a period of 12 months after the date of prepayment. If such prepayment occurs during the period beginning after the 12 month anniversary of the closing date and continuing through the 18 month anniversary of the closing date, the Company is required to pay 50% of the interest that would have been due on such prepaid Marathon Loans for the 12 month period following the date of such prepayment on a prorated basis. The Company, the Company’s subsidiaries and Wilmington, as agent for the Lenders, entered into a Security Agreement, a Pledge Agreement and a Guarantee, among other loan documents, providing that the Company’s obligations to the Lenders are secured by a first priority security interest in substantially all of the Company’s and its subsidiaries’ tangible and intangible assets including the Company’s real property located in Loveland, Ohio and Union City, Indiana.

On March 13, 2019, the Company and the Lenders entered into the First Amendment, Waiver and Consent to Marathon Agreement, which, among other items, adjusted the interest payment date to the fifth day of January, April, July and October. Until the later of the repayment of all obligations owed to Marathon or two years from the closing date, the Company will be required to issue additional common stock purchase warrants (the “Additional Warrants”) to Marathon equal to 10%, in the aggregate, of any additional issuance, subject to certain exceptions, on substantially the same terms and conditions of the initial common stock purchase warrants, except that (i) the applicable expiration date thereof shall be five years from the issuance date of the applicable warrant, (ii) the initial exercise price shall be a price equal to the price per share of common stock used in the relevant issuance multiplied by 110% and (iii) the holder shall be entitled to exercise the warrant on a cashless exercise at any time the warrant is exercisable. In accordance with the above, on March 27, 2019, the Company issued a common stock purchase warrant to acquire 133,272 shares of common stock at an exercise price of $1.039 per share to Marathon Centre, a common stock purchase warrant to acquire 102,414 shares of common stock at an exercise price of $1.039 per share issued to Marathon Structured, a common stock purchase warrant to acquire 55,355 shares of common stock at an exercise price of $1.039 per share issued to TRS and a common stock purchase warrant to acquire 67,409 shares of common stock at an exercise price of $1.039 per share issued to Marathon Blue Grass. In connection with this offering, the Company will issue to Marathon and its affiliates warrants to purchase a total of 439,714 shares of common stock at an exercise price of $0.8140 per share.

On April 1, 2019, the Company, the Lenders and Wilmington entered into the Second Amendment to Credit Agreement (the “Marathon Second Amendment”), among the Company, as borrower, certain affiliates of Marathon Asset Management, LP, as lenders (collectively, with their permitted successors and assignees, the “Lenders”), and Wilmington Trust, National Association, as the agent (“Wilmington”) amending certain terms of the Marathon Agreement. The Marathon Second Amendment delayed the application of certain financial covenants including:

(i)	the minimum liquidity, providing that at least $4 million must be maintained at all times on or after April 30, 2019 rather than beginning on March 31, 2019;

(ii)	the maximum total leverage ratio (ratio of total debt borrowed by the Company and its subsidiaries to EBITDA), providing that the maximum total leverage ratio shall not exceed 4.50:1.00 on the last day of the quarter ending December 31, 2019, rather than beginning with the quarter ending September 30, 2019, which total leverage ratio is adjusted for subsequent quarters as set forth in the Credit Agreement; and

(iii)	the maximum debt service coverage ratio (ratio of EBITDA (for the four consecutive fiscal quarters most recently ended, subject to certain adjustments set forth in the Credit Agreement) to interest expense and payments for operating leases), providing that the maximum debt service coverage ratio shall not exceed 1.25:1.00 on the last day of the quarter ending December 31, 2019, rather than beginning with the quarter ending September 30, 2019, which debt service coverage ratio is adjusted for subsequent quarters as set forth in the Credit Agreement.

On April 16, 2019, the Company and Marathon Structured Product Strategies Fund, LP entered into Amendment No. 1 to Common Stock Purchase Warrant (the “Warrant Amendment”), amending certain terms of the existing warrant issued by the Company in favor of Marathon. Pursuant to the Warrant Amendment, unless the Company has obtained the approval of its shareholders as required by the Nasdaq Capital Market, the number of shares to be issued under warrants held by Marathon shall not exceed 19.99% of the issued and outstanding common stock of the Company. The Warrant Amendment also provides that the failure to obtain shareholder approval of an increase in the number of authorized shares of common stock of the Company will constitute an Event of Default under the Marathon Agreement.

Arosa Financing

On July 6, 2018, we, as borrower, entered into a Loan Agreement with a fund managed by Arosa Capital Management LP (“Arosa”), as lender, providing for a term loan (the “Arosa Loan”) in the principal amount of $6.1 million (the “Arosa Loan Agreement”), which was subsequently increased to $7.8 million. We paid off the Arosa Loan on December 31, 2018. In accordance with the Arosa Loan Agreement, we issued Arosa a warrant to purchase 5,000,358 shares of common stock of the Company at an exercise price of $2.00 per share, which was subsequently reduced to $1.25, exercisable in cash only for a period of five years. In addition, in accordance with the Loan Agreement entered with Arosa, while the Arosa Loan remained outstanding, we were required to issue additional warrants to purchase common stock to Arosa equal to 10% of any additional issuance excluding issuances under an approved stock plan. On October 1, 2018, we issued Arosa an additional warrant to acquire 108,768 shares of common stock at an exercise price of $1.596, which was subsequently reduced to $1.25. As a result of our August 2018 public offering including the over-allotment, we issued to Arosa an additional warrant to purchase 1,143,200 shares of common stock at an exercise price of $1.21. The Company issued Arosa a warrant to purchase 894,821 shares of common stock exercisable at $1.25 per share upon the closing of the Marathon Agreement. Pursuant to the warrant, Arosa may not exercise such warrant if such exercise would result in Arosa beneficially owning in excess of 9.99% of our then issued and outstanding common stock. On November 28, 2018, in consideration for consenting to the Company selling certain battery cells to Duke Energy, which served as collateral for Arosa under the Loan Agreement for $7.8 million, the Company entered into a Limited Consent, Waiver and Release with Arosa pursuant to which the Company issued Arosa 2,000,000 shares of common stock and reduced the exercise price of warrants previously issued to Arosa to $1.25 per share.

Duke Energy/Arosa Amendment

On November 28, 2018, we entered into a Sales Agreement with Duke Energy One, Inc., a wholly-owned subsidiary of Duke Energy Corporation (NYSE: DUK) (“Duke”), pursuant to which we sold Duke 615,000 battery cells (the “615,000 Cells”) in consideration of $1,340,700. Workhorse will continue to use the cells in the near term for the delivery of trucks to UPS and DHL. Until May 1, 2019, we have the right and option to require Duke to sell the 615,000 Cells back to Workhorse and Duke has the right and option to require Workhorse to purchase the 615,000 Cells at price equal to the price the 615,000 Cells were sold.

Corporate Information

We are a Nevada corporation. Our executive offices are located at 100 Commerce Drive, Loveland, Ohio 45140, and our telephone number is 513-360-4704. Our website is www.workhorse.com. Information contained in, or accessible through, our website does not constitute part of, and should not be construed as being incorporated by reference into, this prospectus and inclusions of our website address in this prospectus are inactive textual references only.

The Offering

The following is a brief summary of some of the terms of the offering and is qualified in its entirety by reference to the more detailed information appearing elsewhere in this prospectus supplement and the accompanying base prospectus.

Common stock offered by us	3,957,432 shares of our common stock

Offering price	$0.74 per share of common stock.

Common stock to be outstanding after this offering	65,454,422 shares.

Use of proceeds	We estimate that our net proceeds from this offering will be approximately $2.9 million, after deducting the estimated offering expenses payable by us. We expect to use the net proceeds from this offering for working capital and general corporate purposes. See “Use of Proceeds” on page S-18.

Risk factors	Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page S-7 and the other information included or incorporated by reference in this prospectus supplement and the accompanying base prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.
NASDAQ Capital Market Symbol	WKHS

The number of shares of our common stock expected to be outstanding after this offering is based on 61,496,990 shares of common stock outstanding as of April 29, 2019, and excludes the following:

●	5,723,552 shares of common stock issuable upon exercise of options outstanding as of April 29, 2019, which have a weighted average exercise price of $3.03 per share;

●	18,177,294 shares of common stock issuable upon exercise of warrants outstanding as of April 29, 2018, which have a weighted average exercise price of $1.82 per share;

●	In accordance with the terms of the Marathon Agreement, as a result of this offering, we will issue to Marathon and its affiliates additional warrants to purchase a total of 439,714 shares of common stock at an exercise price of $0.8140 as a result of this offering; and

●	As a result of this offering, we will issue to the February 2019 Accredited Investors a total of 116,496 shares of common stock.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before purchasing our common stock, you should read and consider carefully the following risk factors as well as all other information contained and incorporated by reference in this prospectus supplement and the accompanying base prospectus, including our consolidated financial statements and the related notes. Each of these risk factors, either alone or taken together, could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our common stock. There may be additional risks that we do not presently know of or that we currently believe are immaterial, which could also impair our business and financial position. If any of the events described below were to occur, our financial condition, our ability to access capital resources, our results of operations and/or our future growth prospects could be materially and adversely affected and the market price of our common stock could decline. As a result, you could lose some or all of any investment you may make in our common stock.

Risks Relating to Our Business

We need access to additional financing in 2019 and beyond, which may not be available to us on acceptable terms or at all. If we cannot access additional financing when we need it and on acceptable terms, our business may fail.

Our business plan to design, produce, sell and service commercial electric vehicles through our Union City facility will require continued capital investment in 2019. Our research and development activities will also require continued investment. For the year ended December 31, 2018, our independent registered public accounting firm issued a report on our 2018 financial statements that contained an explanatory paragraph stating that the lack of sales, negative working capital and stockholders’ deficit, raise substantial doubt about our ability to continue as a going concern. Among other things, even with the addition of the expected proceeds of this offering, unless we obtain additional financing, we will not have sufficient capital recourses to fund our operations beyond the first half of 2019 or to maintain compliance with certain covenants under the Marathon Agreement. In addition, although the Marathon Agreement provides us access to some funds to produce vehicles for which we have received confirmed purchase orders, we will not be able to produce the N-GEN vehicles for which we currently have confirmed purchase orders unless we obtain approximately $22 million in financing in addition to the proceeds of this offering and what is expected to be available under the Marathon Agreement. Unless and until we are able to generate a sufficient amount of revenue, reduce our costs and/or enter a strategic relationship, we expect to finance future cash needs through public and/or private offerings of equity securities and/or debt financings. More generally, as discussed above, we have committed debt funding through the Marathon Agreement to support inventory purchases for confirmed customer purchase orders, but do not currently have any committed future funding for other operating costs. If we are not able to obtain additional financing and/or substantially increase revenue from sales, we will be unable to continue as a going concern. As a result, we may have to liquidate our assets and may receive less than the value at which those assets are carried on our consolidated financial statements, and investors will likely lose a substantial part or all of their investment. We cannot be certain that additional financing will be available to us on favorable terms when required, or at all. Further, if there remains doubt about our ability to continue as a going concern, investors or other financing sources may be unwilling to provide additional funding on acceptable terms or at all. If we cannot obtain additional financing when we need it and on terms acceptable to us, we will not be able to continue as a going concern. Any additional financing may be made at a price per share below the price at which the shares of common stock are sold in this offering and would result in dilution to the investors in this offering.

Our results of operations have not resulted in profitability and we may not be able to achieve profitability going forward.

We have an accumulated deficit of $141.6 million for the period from inception (February 20, 2007) through December 31, 2018. We have had net losses in each quarter since our inception. We expect that we will continue to incur net losses in the first part of 2019. We may incur significant losses in the future for a number of reasons, including the other risks described in this prospectus, and we may encounter unforeseen expenses, difficulties, complications, delays and other unknown events. Accordingly, we may not be able to achieve or maintain profitability. Our management is developing plans to alleviate the negative trends and conditions described above and there is no guarantee that such plans will be successfully implemented. Our business plan is focused on providing sustainable and cost-effective solutions to the commercial transportation sector but is still unproven. There is no assurance that even if we successfully implement our business plan, that we will be able to curtail our losses or ever achieve profitable operations. If we incur additional significant operating losses, our stock price may significantly decline.

We have yet to achieve positive cash flow and, given our projected funding needs, our ability to generate positive cash flow is uncertain.

We have had negative cash flow from operating activities of $21.8 million and $38.7 million for the years ended December 31, 2018 and 2017, respectively. We anticipate that we will continue to have negative cash flow from operating and investing activities in the first part of 2019 as we expect to incur research and development, sales and marketing, and general and administrative expenses and make modest capital expenditures in our efforts to increase sales and ramp up operations at our Union City facility. Our business also will at times require significant amounts of working capital to support our growth of additional platforms. An inability to generate positive cash flow for the near term may adversely affect our ability to raise needed capital for our business on reasonable terms, diminish supplier or customer willingness to enter into transactions with us, and have other adverse effects that may decrease our long-term viability. There can be no assurance that the Company will achieve positive cash flow in the near future or at all.

The development of our business in the near future is contingent upon the implementation of orders from UPS and other key customers for the purchase of Workhorse vehicles and if we are unable to perform under these orders, our business may fail.

On June 4, 2014, the Company entered into a Vehicle Purchase Agreement with United Parcel Service Inc. (“UPS”) which outlined the relationship by which the Company would sell vehicles to UPS. To date, we have received six separate orders totaling up to 1,405 vehicles from UPS. The sixth and most recent order is from Q1 2018. We have entered into various purchase orders with UPS relating to the delivery of certain vehicles ordered. The vehicles subject to these purchase orders were originally required to be delivered in Q1 2019; we currently expect to begin delivering them in Q4 2019, subject to our ability to obtain additional financing to fund their production. There is no guarantee that the Company will be able to perform under these orders and if it does perform, that UPS will purchase additional vehicles from the Company. Also, there is no assurance that UPS will not terminate its agreement with the Company pursuant to the termination provisions therein. Further, if the Company is not able to raise the required capital to purchase required parts and pay certain vendors, the Company may not be able to comply with UPS’s deadlines. Accordingly, despite the receipt of the orders from UPS, there is no assurance, due to the Company’s financial constraints and status as a development stage company, that the Company will be able to deliver such vehicles or that it will receive additional orders whether from UPS or other potential customers.

If we are unable to perform under our orders with UPS, the Company business will be significantly negatively impacted.

Our limited operating history makes it difficult for us to evaluate our future business prospects and make decisions based on those estimates of our future performance.

As we begin to fully implement our manufacturing capabilities, it is difficult, if not impossible, to forecast our future results based upon our historical data. Because of the uncertainties related to our lack of historical operations, we may be hindered in our ability to anticipate and adapt to increases or decreases in revenues or expenses. If we make poor budgetary decisions as a result of unreliable historical data, we could be less profitable or incur losses, which may result in a decline in our stock price.

Our obligations to Marathon, which holds a secured loan, are secured by a security interest in substantially all of our assets, so if we default on those obligations, Marathon could foreclose on, liquidate and/or take possession of our assets. If that were to happen, we could be forced to curtail, or even to cease, our operations.

All amounts due under the loan payable to Marathon are secured by our assets. As a result, if we default on our obligations under the secured loan, Marathon could foreclose on its security interest and liquidate or take possession of some or all of these assets, which would harm our business, financial condition and results of operations and could require us to curtail, or even to cease our operations.

We are subject to certain covenants set forth in the Marathon Agreement. Upon an event of default, including a breach of a covenant or the failure to obtain shareholder approval to increase our authorized shares of common stock, we may not be able to make such accelerated payments under the Marathon Agreement.

The Marathon Agreement contains customary events of default, including for non-payment, misrepresentation, breach of covenants, defaults under other material indebtedness, material adverse change, bankruptcy, change of control and material judgments. Among other things, we will be required to maintain a minimum liquidity of at least $4.0 million at all times after April 30, 2019. We do not expect that we will be able to maintain compliance with this covenant unless we obtain further financing in addition to the proceeds of this offering. Additionally, failure to obtain shareholder approval to increase the number of authorized shares of our common stock would constitute an Event of Default under the Marathon Agreement.

The Loans mature on the third anniversary of the closing date. The Company is required to repay a portion of the Tranche One Loans with $500,000 installment payments on each of June 30, 2020, December 31, 2020 and June 30, 2021. Upon the occurrence and during the continuance of an event of default, the Lenders may declare all outstanding amounts thereunder immediately due and payable and may terminate commitments to make any additional advances under the Tranche Two Loans. Upon an event of default, the outstanding principal amount of the loan plus any other amounts owed to Marathon will become immediately due and payable and Marathon could foreclose on our assets. A default would also likely significantly diminish the market price of our common stock.

We offer no financing on our vehicles. As such, our business is dependent on cash sales, which may adversely affect our growth prospects.

While most of our current customers are well-established companies with significant purchasing power, many of our potential smaller and medium-sized customers may need to rely on credit or leasing arrangements to gain access to our vehicles. Unlike some of our competitors who provide credit or leasing services for the purchase of their vehicles, we do not provide, and currently do not have commercial arrangements with a third party that provides, such financial services. We believe the current limited availability of credit or leasing solutions for our vehicles could adversely affect our revenues and market share in the commercial electric vehicle market.

We do not receive progress payments on orders of our vehicles, and if a purchaser fails to pay upon delivery, we may not be able to recoup the costs we incurred in producing such vehicles.

Our arrangements with existing customers do not provide for progress payments as we begin to fulfill orders.  Customers are only required to pay us upon delivery of vehicles.  If a customer fails to take delivery of an ordered vehicle or fails to pay for such vehicle, we may not receive cash to offset the production expenses of such vehicle, which could adversely affect our cash flows.

Our business, prospects, financial condition and operating results will be adversely affected if we cannot reduce and adequately control the costs and expenses associated with operating our business, including our material and production costs.

We incur significant costs and expenses related to procuring the materials, components and services required to develop and produce our electric vehicles. We have secured supply agreements for our critical components including our batteries. However, these are dependent on volume to ensure that they are available at a competitive price. We continually work on cost-down initiatives to reduce our cost structure so that we may effectively compete. If we do not reduce our costs and expenses, our net losses will continue which will negatively impact our business and stock price.

Increases in costs, disruption of supply or shortage of lithium-ion cells could harm our business.

We may experience increases in the cost or a sustained interruption in the supply or shortage of lithium-ion cells. Any such increase, supply interruption or shortage could materially and negatively impact our business, prospects, financial condition and operating results. The prices for these lithium-ion cells can fluctuate depending on market conditions and global demand for these materials and could adversely affect our business and operating results. We are exposed to multiple risks relating to lithium-ion cells including:

●	the inability or unwillingness of current battery manufacturers to build or operate battery cell manufacturing plants to supply the numbers of lithium-ion cells we may require going forward;

●	disruption in the supply of cells due to quality issues or recalls by battery cell manufacturers;

●	an increase in the cost of raw materials used in the cells; and

●	fluctuations in the value of the Japanese yen against the U.S. dollar in the event our purchasers of lithium-ion cells are denominated in Japanese yen.

Our business is dependent on the continued supply of battery cells for the battery packs used in our vehicles. While we believe several sources of the battery cells are available for such battery cells, we have fully qualified only Panasonic for the supply of the cells used in such battery packs and have very limited flexibility in changing cell suppliers. Any disruption in the supply of battery cells could disrupt production of our vehicles until such time as a different supplier is fully qualified. Furthermore, fluctuations or shortages in petroleum, tariff or trade issues and other economic or tax conditions may cause us to experience significant increases in freight charges. Substantial increases in the prices for the battery cells or prices charged to us, would increase our operating costs, and could reduce our margins if we cannot recoup the increased costs through increased vehicle prices. Any attempts to increase vehicle prices in response to increased costs in our battery cells could result in cancellations of vehicle orders and therefore materially and adversely affect our brand, image, business, prospects and operating results.

The demand for commercial electric vehicles depends, in part, on the continuation of current trends resulting from dependence on fossil fuels. Extended periods of low diesel or other petroleum-based fuel prices could adversely affect demand for our vehicles, which would adversely affect our business, prospects, financial condition and operating results.

We believe that much of the present and projected demand for commercial electric vehicles results from concerns about volatility in the cost of petroleum-based fuel, the dependency of the United States on oil from unstable or hostile countries, government regulations and economic incentives promoting fuel efficiency and alternative forms of energy, as well as the belief that climate change results in part from the burning of fossil fuels. If the cost of petroleum-based fuel decreased significantly, the outlook for the long-term supply of oil to the United States improved, the government eliminated or modified its regulations or economic incentives related to fuel efficiency and alternative forms of energy, or if there is a change in the perception that the burning of fossil fuels negatively impacts the environment, the demand for commercial electric vehicles could be reduced, and our business and revenue may be harmed.

Diesel and other petroleum-based fuel prices have been extremely volatile, and we believe this continuing volatility will persist. Lower diesel or other petroleum-based fuel prices over extended periods of time may lower the perception in government and the private sector that cheaper, more readily available energy alternatives should be developed and produced. If diesel or other petroleum-based fuel prices remain at deflated levels for extended periods of time, the demand for commercial electric vehicles may decrease, which would have an adverse effect on our business, prospects, financial condition and operating results.

Our future growth is dependent upon the willingness of operators of commercial vehicle fleets to adopt electric vehicles and on our ability to produce, sell and service vehicles that meet their needs. This often depends upon the cost for an operator adopting electric vehicle technology as compared to the cost of traditional internal combustion technology.

Our growth is dependent upon the adoption of electric vehicles by operators of commercial vehicle fleets and on our ability to produce, sell and service vehicles that meet their needs. The entry of commercial electric vehicles into the medium-duty commercial vehicle market is a relatively new development, particularly in the United States, and is characterized by rapidly changing technologies and evolving government regulation, industry standards and customer views of the merits of using electric vehicles in their businesses. This process has been slow as without including the impact of government or other subsidies and incentives, the purchase prices for our commercial electric vehicles currently is higher than the purchase prices for diesel-fueled vehicles. Our growth has also been negatively impacted by the relatively low price of oil over the last few years.

If the market for commercial electric vehicles does not develop as we expect or develops more slowly than we expect, our business, prospects, financial condition and operating results will be adversely affected.

As part of our sales efforts, we must educate fleet managers as to the economical savings we believe they will benefit from during the life of the vehicle. As such, we believe that operators of commercial vehicle fleets should consider a number of factors when deciding whether to purchase our commercial electric vehicles (or commercial electric vehicles generally) or vehicles powered by internal combustion engines, particularly diesel-fueled or natural gas-fueled vehicles. We believe these factors include:

●	the difference in the initial purchase prices of commercial electric vehicles and vehicles with comparable gross vehicle weight powered by internal combustion engines, both including and excluding the impact of government and other subsidies and incentives designed to promote the purchase of electric vehicles;

●	the total cost of ownership of the vehicle over its expected life, which includes the initial purchase price and ongoing operating and maintenance costs;

●	the availability and terms of financing options for purchases of vehicles and, for commercial electric vehicles, financing options for battery systems;

●	the availability of tax and other governmental incentives to purchase and operate electric vehicles and future regulations requiring increased use of nonpolluting vehicles;

●	government regulations and economic incentives promoting fuel efficiency and alternate forms of energy;

●	fuel prices, including volatility in the cost of diesel;

●	the cost and availability of other alternatives to diesel fueled vehicles, such as vehicles powered by natural gas;

●	corporate sustainability initiatives;

●	commercial electric vehicle quality, performance and safety (particularly with respect to lithium-ion battery packs);

●	the quality and availability of service for the vehicle, including the availability of replacement parts;

●	the limited range over which commercial electric vehicles may be driven on a single battery charge;

●	access to charging stations and related infrastructure costs, and standardization of electric vehicle charging systems;

●	electric grid capacity and reliability; and

●	macroeconomic factors.

If, in weighing these factors, operators of commercial vehicle fleets determine that there is not a compelling business justification for purchasing commercial electric vehicles, particularly those that we produce and sell, then the market for commercial electric vehicles may not develop as we expect or may develop more slowly than we expect, which would adversely affect our business, prospects, financial condition and operating results.

If our customers are unable to efficiently and effectively integrate our electric vehicles into their existing commercial fleets our sales may suffer and our business, prospects, financial condition and operating results may be adversely affected.

Our sales strategy involves a comprehensive plan for the pilot and rollout of our electric vehicles, as well as the ongoing replacement of existing commercial vehicles with our electric vehicles, that is tailored to the individual needs of our customers. If we are unable to develop and execute fleet integration strategies or fleet management support services that meet our customers’ unique circumstances with minimal disruption to their businesses, our customers may not realize the economic benefits they expect from our electric vehicles. If this were to occur, our customers may not order additional vehicles from us, which could adversely affect our business, prospects, financial condition and operating results.

We currently do not have long-term supply contracts with guaranteed pricing which exposes us to fluctuations in component, materials and equipment prices. Substantial increases in these prices would increase our operating costs and could adversely affect our business, prospects, financial condition and operating results.

Because we currently do not have long-term supply contracts with guaranteed pricing, we are subject to fluctuations in the prices of the raw materials, parts and components and equipment we use in the production of our vehicles. Substantial increases in the prices for such raw materials, components and equipment would increase our operating costs and could reduce our margins if we cannot recoup the increased costs through increased vehicle prices. Any attempts to increase the announced or expected prices of our vehicles in response to increased costs could be viewed negatively by our customers and could adversely affect our business, prospects, financial condition and operating results.

If we are unable to scale our operations at our Union City facility in an expedited manner from our limited low volume production to high volume production, our business, prospects, financial condition and operating results will be adversely affected.

We are currently assembling our orders at our Union City facility, which has been acceptable for our historical orders. To satisfy increased demand, we will need to quickly scale operations in our Union City facility as well as scale our supply chain including access to batteries. Such a substantial and rapid increase in operations may strain our management capabilities. Our business, prospects, financial condition and operating results could be adversely affected if we experience disruptions in our supply chain, if we cannot obtain materials of sufficient quality at reasonable prices or if we are unable to scale our Union City facility.

We depend upon key personnel and need additional personnel. The loss of key personnel or the inability to attract additional personnel may adversely affect our business and results of operations.

Our success depends on the continuing services of our CEO, Duane Hughes and top management. On February 4, 2019, Mr. Hughes and the Company entered into an Executive Retention Agreement whereby Mr. Hughes was retained as Chief Executive Officer in consideration of an annual salary of $350,000. Further, on various dates, the Company entered Executive Retention Agreements with Rob Willison as Chief Operating Officer, Paul Gaitan as Chief Financial Officer and Julio Rodriguez as Chief Information Officer. The loss of any of these individuals could have a material and adverse effect on our business operations. Additionally, the success of our operations will largely depend upon our ability to successfully attract and maintain other competent and qualified key management personnel. As with any company with limited resources, there can be no guarantee that we will be able to attract such individuals or that the presence of such individuals will necessarily translate into profitability for our company. Our inability to attract and retain key personnel may materially and adversely affect our business operations. Any failure by our management to effectively anticipate, implement, and manage the changes required to sustain our growth would have a material adverse effect on our business, financial condition, and results of operations.

We face intense competition. Some of our competitors have substantially greater financial or other resources, longer operating histories and greater name recognition than we do and could use their greater resources and/or name recognition to gain market share at our expense or could make it very difficult for us to establish market share.

Companies currently competing in the fleet logistics market offering alternative fuel medium-duty trucks include Ford Motor Company and Freightliner. Ford and Freightliner are currently selling alternative fuel fleet vehicles including hybrids. Ford and Freightliner have substantially more financial resources, established market positions, long-standing relationships with customers and dealers, and who have more significant name recognition, technical, marketing, sales, financial and other resources than we do. Although we believe that HorseFly™, our unmanned aerial system (“UAS”), is unique in the marketplace in that it currently does not have any competitors when it comes to a UAS that works in combination with a truck, there are better-financed competitors in this emerging industry, including Google and Amazon. While we are seeking to partner with existing delivery companies to improve their efficiencies in the last mile of delivery, our competitors are seeking to redefine the delivery model using drones from a central location requiring extended flight patterns. Our competitors’ new aerial delivery model would essentially eliminate traditional package delivery companies. Our model is focused on coupling our delivery drone with delivery trucks supplementing the existing model and providing shorter-term flight patterns. Google and Amazon have more significant financial resources, established market positions, long-standing relationships with customers, more significant name recognition and a larger scope of resources including technical, marketing and sales than we do.

The market for personal VTOL aircraft is new, rapidly evolving, characterized by rapidly changing technologies, price competition, additional competitors, evolving government regulation and industry standards, frequent new vehicle announcements and changing consumer demands and behaviors. The market is highly competitive, and the SureFly™ design is competing with experimental aircraft from large original equipment manufacturers, or OEMs, small OEMs, other aviation related companies, technology companies and entrepreneurs. Currently, there are several VTOL aircraft being developed that have some similarity to SureFly™, including eHang and Volocopter.

The resources available to our competitors to develop new products and introduce them into the marketplace exceed the resources currently available to us. As a result, our competitors may be able to compete more aggressively and sustain that competition over a longer period than we can. This intense competitive environment may require us to make changes in our products, pricing, licensing, services, distribution, or marketing to develop a market position. Each of these competitors has the potential to capture significant market share in our target markets, which could have an adverse effect on our position in our industry and on our business and operating results.

If we are unable to keep up with advances in electric vehicle technology, we may suffer a decline in our competitive position.

There are companies in the electric vehicle industry that have developed or are developing vehicles and technologies that compete or will compete with our vehicles. We cannot assure that our competitors will not be able to duplicate our technology or provide products and services similar to ours more efficiently. If for any reason we are unable to keep pace with changes in electric vehicle technology, particularly battery technology, our competitive position may be adversely affected. We plan to upgrade or adapt our vehicles and introduce new models to continue to provide electric vehicles that incorporate the latest technology. However, there is no assurance that our research and development efforts will keep pace with those of our competitors.

Our electric vehicles compete for market share with vehicles powered by other vehicle technologies that may prove to be more attractive than ours are.

Our target market currently is serviced by manufacturers with existing customers and suppliers using proven and widely accepted fossil fuel technologies. Additionally, our competitors are working on developing technologies that may be introduced in our target market. If any of these alternative technology vehicles can provide lower fuel costs, greater efficiencies, greater reliability or otherwise benefit from other factors resulting in an overall lower total cost of ownership, this may negatively affect the commercial success of our vehicles or make our vehicles uncompetitive or obsolete.

We currently have a limited number of customers, with whom we do not have long-term agreements, and expect that a significant portion of our future sales will be from a limited number of customers. The loss of any of these customers could materially harm our business.

A significant portion of our projected future revenue is expected to be generated from a limited number of fleet customers. Additionally, much of our business model is focused on building relationships with a few large fleet customers. Currently, we have no contracts with customers that include long-term commitments or minimum volumes that ensure future sales of vehicles. As such, a customer may take actions that negatively affect us for reasons that we cannot anticipate or control, such as reasons related to the customer’s financial condition, changes in the customer’s business strategy or operations or as the result of the perceived performance or cost-effectiveness of our vehicles. The loss of or a reduction in sales or anticipated sales to our most significant customers would have a material adverse effect on our business, prospects, financial condition and operating results.

Changes in the market for electric vehicles could cause our products to become obsolete or lose popularity.

The modern electric vehicle industry is in its infancy and has experienced substantial change in the last few years. To date, demand for electric vehicles has been slower than forecasted by industry experts. As a result, growth in the electric vehicle industry depends on many factors outside our control, including, but not limited to:

●	continued development of product technology, especially batteries;

●	the environmental consciousness of customers;

●	the ability of electric vehicles to successfully compete with vehicles powered by internal combustion; engines

●	limitation of widespread electricity shortages; and

●	whether future regulation and legislation requiring increased use of non-polluting vehicles is enacted.

We cannot assume that growth in the electric vehicle industry will continue. Our business will suffer if the electric vehicle industry does not grow or grows more slowly than it has in recent years or if we are unable to maintain the pace of industry demands.

President Trump’s administration may create regulatory uncertainty for the alternative energy sector and may materially harm our business, financial condition and operating results.

President Trump’s administration may create regulatory uncertainty in the alternative energy sector. During the election campaign, President Trump made comments suggesting that he was not supportive of various clean energy programs and initiatives designed to curtail global warming. Since taking office, President Trump has released his America First Energy Plan that relies on fossil fuels, cancelled U.S. participation in the Paris Climate Agreement and signed several executive orders relating to oil pipelines. It remains unclear what specifically President Trump would or would not do with respect to these programs and initiatives, and what support he would have for any potential changes to such legislative programs and initiatives in the Unites States Congress. If President Trump and/or the United States Congress take action or publicly speak out about the need to eliminate or further reduce legislation, regulations and incentives supporting alternative energy or take action to further support the use of fossil fuels, such actions may result in a decrease in demand for alternative energy in the United States and may materially harm our business, financial condition and operating results.

The unavailability, reduction, elimination or adverse application of government subsidies, incentives and regulations could have an adverse effect on our business, prospects, financial condition and operating results.

We believe that, currently, the availability of government subsidies and incentives including those available in California and other areas is an important factor considered by our customers when purchasing our vehicles, and that our growth depends in part on the availability and amounts of these subsidies and incentives. Any reduction, elimination or discriminatory application of government subsidies and incentives because of budgetary challenges, policy changes, the reduced need for such subsidies and incentives due to the perceived success of electric vehicles or other reasons may result in the diminished price competitiveness of the alternative fuel vehicle industry.

We may be unable to keep up with changes in electric vehicle technology and, as a result, may suffer a decline in our competitive position.

Our current products are designed for use with, and are dependent upon, existing electric vehicle technology. As technologies change, we plan to upgrade or adapt our products to continue to provide products with the latest technology. However, our products may become obsolete or our research and development efforts may not be sufficient to adapt to changes in or to create the necessary technology. Thus, our potential inability to adapt and develop the necessary technology may harm our competitive position.

The failure of certain key suppliers to provide us with components could have a severe and negative impact upon our business.

We have secured supply agreements for our critical components, including our batteries. However, the agreements are dependent on volume to ensure that they are available at a competitive price. Further, we rely on a small group of suppliers to provide us with components for our products. If these suppliers become unwilling or unable to provide components or if we are unable to meet certain volume requirements in our existing supply agreements, there are a limited number of alternative suppliers who could provide them and the price for them could be substantially higher. Changes in business conditions, wars, governmental changes, and other factors beyond our control or which we do not presently anticipate could negatively affect our ability to receive components from our suppliers. Further, it could be difficult to find replacement components if our current suppliers fail to provide the parts needed for these products. A failure by our major suppliers to provide these components could severely restrict our ability to manufacture our products and prevent us from fulfilling customer orders in a timely fashion.

Product liability or other claims could have a material adverse effect on our business.

The risk of product liability claims, product recalls, and associated adverse publicity is inherent in the manufacturing, marketing, and sale of electrical vehicles. Although we have product liability insurance for our consumer and commercial products, that insurance may be inadequate to cover all potential product claims. We also carry liability insurance on our products. Any product recall or lawsuit seeking significant monetary damages either in excess of our coverage, or outside of our coverage, may have a material adverse effect on our business and financial condition. We may not be able to secure additional product liability insurance coverage on acceptable terms or at reasonable costs when needed. A successful product liability claim against us could require us to pay a substantial monetary award. Moreover, a product recall could generate substantial negative publicity about our products and business and inhibit or prevent commercialization of other future product candidates. We cannot provide assurance that such claims and/or recalls will not be made in the future.

We may have to devote substantial resources to implementing a retail product distribution network.

Dealers are often hesitant to provide their own financing to contribute to our product distribution network. Thus, we anticipate that we may have to provide financing or other consignment sale arrangements for dealers. A capital investment such as this presents many risks, foremost among them being that we may not realize a significant return on our investment if the network is not profitable. Our inability to collect receivables from dealers could cause us to suffer losses. Additionally, the amount of time that our management will need to devote to this project may divert them from performing other functions necessary to assure the success of our business. We have established a non-exclusive distribution agreement with Ryder to lower this risk.

Regulatory requirements may have a negative impact upon our business.

While our vehicles are subject to substantial regulation under federal, state, and local laws, we believe that our vehicles are or will be materially in compliance with all applicable laws. However, to the extent the laws change, or if we introduce new vehicles in the future, some or all of our vehicles may not comply with applicable federal, state, or local laws. Further, certain federal, state, and local laws and industrial standards currently regulate electrical and electronics equipment. Although standards for electric vehicles are not yet generally available or accepted as industry standards, our products may become subject to federal, state, and local regulation in the future. Compliance with these regulations could be burdensome, time consuming, and expensive.

Our products are subject to environmental and safety compliance with various federal and state regulations, including regulations promulgated by the EPA, NHTSA, FAA and various state boards, and compliance certification is required for each new model year. The cost of these compliance activities and the delays and risks associated with obtaining approval can be substantial. The risks, delays, and expenses incurred in connection with such compliance could be substantial.

Our success may be dependent on protecting our intellectual property rights.

We rely on trade secret protections to protect our proprietary technology as well as several registered patents and five patent applications. Our patents relate to the vehicle chassis assembly, vehicle header and drive module and manifold for electric motor drive assembly. Our existing patent applications relates to the onboard generator drive system for electric vehicles, the delivery drone, and the manned multicopter. Our success will, in part, depend on our ability to obtain additional trademarks and patents. We are working on registering additional patents and trademarks with the United States Patent and Trademark Office but have not finalized any as of this date. Although we have entered into confidentiality agreements with our employees and consultants, we cannot be certain that others will not gain access to these trade secrets. Others may independently develop substantially equivalent proprietary information and technologies or otherwise gain access to our trade secrets. We do not maintain proprietary rights agreements with our employees, which agreements would further protect our intellectual property rights against claims by our employees. Therefore we may be subject to disputes with our employees over ownership of any new technologies or enhancements that such employees help to develop.

Our business may be adversely affected by union activities.

Although none of our employees are currently represented by a labor union, it is common throughout the automotive industry for many employees at automotive companies to belong to a union, which can result in higher employee costs and increased risk of work stoppages. Our employees may join or seek recognition to form a labor union, or we may be required to become a union signatory. Our production facility in Union City, Indiana was purchased from Navistar. Prior employees of Navistar were union members and our future work force at this facility may be inclined to vote in favor of forming a labor union. Furthermore, we are directly or indirectly dependent upon companies with unionized work forces, such as parts suppliers and trucking and freight companies, and work stoppages or strikes organized by such unions could have a material adverse impact on our business, financial condition or operating results. If a work stoppage occurs, it could delay the manufacture and sale of our trucks and have a material adverse effect on our business, prospects, operating results or financial condition. The mere fact that our labor force could be unionized may harm our reputation in the eyes of some investors and thereby negatively affect our stock price. Consequently, the unionization of our labor force could negatively impact our company’s health.

We may be exposed to liability for infringing upon the intellectual property rights of other companies.

Our success will, in part, depend on our ability to operate without infringing on the proprietary rights of others. Although we have conducted searches and are not aware of any patents and trademarks that our products or their use might infringe, we cannot be certain that infringement has not occurred or will not occur. We could incur substantial costs, in addition to the great amount of time lost, in defending any patent or trademark infringement suits or in asserting any patent or trademark rights, in a suit with another party.

Our electric vehicles make use of lithium-ion battery cells, which, if not appropriately managed and controlled, have occasionally been observed to catch fire or vent smoke and flames. If such events occur in our electric vehicles, we could face liability associated with our warranty, for damage or injury, adverse publicity and a potential safety recall, any of which would adversely affect our business, prospects, financial condition and operating results.

The battery packs in our electric vehicles use lithium-ion cells, which have been used for years in laptop computers and cell phones. On occasion, if not appropriately managed and controlled, lithium-ion cells can rapidly release the energy they contain by venting smoke and flames in a manner that can ignite nearby materials. Highly publicized incidents of laptop computers and cell phones bursting into flames have focused consumer attention on the safety of these cells. These events also have raised questions about the suitability of these lithium-ion cells for automotive applications. There can be no assurance that a field failure of our battery packs will not occur, which would damage the vehicle or lead to personal injury or death and may subject us to lawsuits. Furthermore, there is some risk of electrocution if individuals who attempt to repair battery packs on our vehicles do not follow applicable maintenance and repair protocols. Any such damage or injury would likely lead to adverse publicity and potentially a safety recall. Any such adverse publicity could adversely affect our business, prospects, financial condition and operating results. Warranty expense for the years ended December 31, 2018 and 2017 were $8.0 million and $0.1 million, respectively. The increase during the current year relates to issues with certain battery packs in our 2016 and 2017 E-GEN and E-100 vehicles. During the fourth quarter of 2018, the battery pack monitoring software indicated that some of the battery packs were not performing at expected levels. Some vehicles have undergone replacement of battery pack components. The Company is continuing to investigate the issue and explore potential quality issues with certain vendors. As a result of the above information, the Company increased its warranty reserve by $6.9 million in the fourth quarter of 2018.

We are subject to significant corporate and accounting regulation as a public company and failure to comply with all applicable regulations could subject us to liability or negatively affect our stock price.

As a publicly traded company, we are subject to a significant body of regulation, including the Sarbanes-Oxley Act of 2002. While we have developed and instituted a corporate compliance program based on what we believe are the current best practices in corporate governance and continue to update this program in response to newly implemented or changing regulatory requirements, we cannot provide assurance that we are or will be in compliance with all potentially applicable corporate regulations. In connection with management’s assessment of our internal control over financial reporting as required under Section 404 of the Sarbanes-Oxley Act of 2002, we identified material weaknesses pertaining to the lack of established adequate financial reporting activities and the lack of established proper accounting and financing reporting oversight. We cannot provide assurance that, in the future, our management will not find additional material weakness in connection with its annual review of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act. We also cannot provide assurance that we will be able to remediate existing weaknesses and any such additional weakness identified; our failure to do so would prevent our management from concluding that our internal control over financial reporting as of the end of our fiscal year is effective. If we fail to comply with any of these regulations, we could be subject to a range of regulatory actions, fines or other sanctions or litigation. If we must disclose any material weakness in our internal control over financial reporting, our stock price could decline.

Cyber attacks could adversely affect the company

The Company faces a heightened risk of cyber-attack. Cyber-attacks may include hacking, viruses, malware, denial of service attacks, ransomware or other data security breaches. The Company’s business requires the continued operation of information systems and network infrastructure. In the event of a cyber-attack that the Company was unable to defend against or mitigate, the Company could have its operations and the operations of its customers and others disrupted. The Company could also have their financial and other information systems and network infrastructure impaired, property damaged and customer and employee information stolen; experience substantial loss of revenues, response costs and other financial loss; and be subject to increased regulation, litigation, penalties and damage to their reputation. The Company has experienced cyber-attacks, although none of the attacks had a material impact.

Risks Related to Owning Our Common Stock

If we fail to continue to meet the listing standards of Nasdaq, our common stock may be delisted, which could have a material adverse effect on the liquidity of our common stock.

Our common stock is currently listed on the Nasdaq Capital Market. The Nasdaq Stock Market LLC has requirements that a company must meet in order to remain listed on Nasdaq. In particular, Nasdaq rules require us to maintain a minimum bid price of $1.00 per share of our common stock. The Company was notified on December 4, 2018 that pursuant to Nasdaq Listing Rule 5810(c)(3)(A), it would be afforded 180 calendar days, or until June 3, 2019, to regain compliance with the minimum bid price requirement. We are not currently in compliance with the minimum bid price requirement, and there can be no assurance that we will meet the regain compliance with the minimum bid price requirement, or any other requirement in the future. If we fail to regain compliance with the minimum bid price requirement, The Nasdaq Stock Market LLC may initiate the delisting process with a notification letter. If we were to receive such a notification, we would be afforded a grace period of 180 calendar days to regain compliance with the minimum bid price requirement. In order to regain compliance, shares of our common stock would need to maintain a minimum closing bid price of at least $1.00 per share for a minimum of 10 consecutive trading days.

In addition, Nasdaq rules require us to meet at least one of the following criteria: (i) stockholder’s equity of at least $2.5 million; (ii) market value of listed securities of at least $35 million for 30 consecutive business days; or (iii) annual net income from continuing operations of at least $1 million. As of December 31, 2018, we did not comply with the stockholder’s equity and net income criteria, and we do not expect that we will comply with either criterion in the foreseeable future. During the 30-day period ending April 29, 2019, the market value of our common stock ranged between $31.9 million and $58.4 million. Accordingly, a substantial decline in our share price, which closed at $0.8246 on April 29, 2019, to below $0.60 could cause us to fall out of compliance with the market capitalization listing criterion. If this were to occur and we were not able to cure this failure with applicable grace periods, the Nasdaq Market may initiate the process of delisting our common stock.

If we are delisted from Nasdaq, trading in our shares of common stock may be conducted, if available, on the “OTC Bulletin Board Service” or, if available, via another market. In the event of such delisting, an investor would likely find it significantly more difficult to dispose of, or to obtain accurate quotations as to the value of the shares of our common stock, and our ability to raise future capital through the sale of the shares of our common stock or other securities convertible into or exercisable for our common stock could be severely limited. A determination could also then be made that our common stock is a “penny stock” which would require brokers trading in our common stock to adhere to more stringent rules and possibly result in a reduced level of trading. This could have a long-term impact on our ability to raise future capital through the sale of our common stock.

Existing anti-dilution provisions will result in the issuance of additional shares and warrants to purchase shares in connection with this offering and future equity issuances.

In connection with this offering, the Company will issue 116,496 shares of common stock to the February 2019 Accredited Investors and warrants to purchase a total of 439,714 shares of common stock at an exercise price of $0.8140 per share to Marathon and its affiliates due to existing anti-dilution provisions in the Marathon Agreement. In the future, we may offer additional securities which could also trigger these anti-dilution provisions. We may also offer additional securities with similar anti-dilution provisions in the future.  The issuance of the additional shares of common stock and warrants to purchase shares of common stock as a result of existing or future anti-dilution provisions may result in substantial additional dilution to existing stockholders and could have a material adverse effect on the market price of our common stock.

The trading of our shares of common has been relatively thin and there is no assurance that a liquid market for our shares of common stock will develop.

Our common stock has traded on the Nasdaq Capital Market, under the symbol “WKHS”, since January 2016. Since that date, our common stock has been traded relatively thinly. There can be no assurance that we will be able to successfully develop a liquid market for our common shares. The stock market in general, and early stage public companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. If we are unable to develop a market for our common shares, you may not be able to sell your common shares at prices you consider to be fair or at times that are convenient for you, or at all.

Our stock price and trading volume may be volatile, which could result in substantial losses for our stockholders.

The equity trading markets may experience periods of volatility, which could result in highly variable and unpredictable pricing of equity securities. The market price of our common stock could change in ways that may or may not be related to our business, our industry or our operating performance and financial condition. In addition, the trading volume in our common stock has been low and may fluctuate and cause significant price variations to occur. We have experienced significant volatility in the price of our stock. In addition, the stock markets in general can experience considerable price and volume fluctuations.

We have not paid cash dividends in the past and have no immediate plans to pay cash dividends.

We plan to reinvest all of our earnings, to the extent we have earnings, in order to develop our products, deliver on our orders and cover operating costs and to otherwise become and remain competitive. We do not plan to pay any cash dividends with respect to our securities in the foreseeable future. We cannot assure you that we would, at any time, generate sufficient surplus cash that would be available for distribution to the holders of our common stock as a dividend. Therefore, you should not expect to receive cash dividends on our common stock.

Shares eligible for future sale may adversely affect the market for our common stock.

Of the 61,496,990 shares of our common stock outstanding as of April 29, 2019, approximately 52.1 million shares are held by “non-affiliates” and may be freely tradable without restriction assuming compliance with Rule 144. In addition, we have previously filed Registration Statements on Form S-3 for purposes of registering the resale of 3,033,717 shares of common stock and 8,085,519 shares of common stock issuable upon exercise of stock purchase warrants that have been declared effective, and pursuant to this registration statement we are registering an additional 9,306,661 shares of common stock issuable upon exercise of the Warrants. Any substantial resale of our common stock pursuant to Rule 144 or pursuant to any resale prospectus may have a material adverse effect on the market price of our common stock.

We have only approximately 14.6 million shares of capital stock remaining for issuance.

As of April 29, 2019, we have 61,496,990 shares of Common Stock issued and outstanding. In addition, we have 5,723,552 shares of Common Stock reserved for issuance under stock options and 18,177,294 shares of Common Stock reserved for issuance under warrants. Our articles of incorporation only authorize our company to issue 100 million shares of Common Stock. In the event we need to issue additional shares of our Common Stock in one or more financing transactions to fund our operations, in connection with grants of equity compensation to reward our employees, directors and consultants, or upon the exercise of our currently outstanding options and warrants, we will not be able to issue more than 14.6 million shares of our common stock without obtaining approval of our stockholders to increase our authorized shares of Common Stock. Although we intend to seek our stockholders’ approval to amend our articles of incorporation to increase our authorized shares of Common Stock to 250,000,000 at a special meeting of the stockholders we expect will be held on May 2, 2019, there can be no assurance that such approval will be granted. Accordingly, we may not have enough authorized shares of stock remaining for the purposes described above. Failure of our shareholders to approve the increase to our authorized shares would significantly limit our ability to issue equity securities and raise additional capital, which could require us to curtail operations.

Shareholders may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per share in our prior offerings. We may sell shares or other securities in any future offering at a price per share that is lower than the price per share paid by historical investors, which would result in those newly issued shares being dilutive. In addition, investors purchasing shares or other securities in this offering or the future offerings could have rights superior to existing stockholders, which could impair the value of existing shareholders. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into common stock, in future transactions may be higher or lower than the price per share paid by our historical investors.

Our charter documents and Nevada law may inhibit a takeover that stockholders consider favorable.

Provisions of our certificate of incorporation and bylaws and applicable provisions of Nevada law may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. The provisions in our certificate of incorporation and bylaws:

●	limit who may call stockholder meetings;

●	do not provide for cumulative voting rights; and

●	provide that all vacancies may be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum.

There are limitations on director/officer liability.

As permitted by Nevada law, our certificate of incorporation limits the liability of our directors for monetary damages for breach of a director’s fiduciary duty except for liability in certain instances. As a result of our charter provision and Nevada law, shareholders may have limited rights to recover against directors for breach of fiduciary duty. In addition, our certificate of incorporation provides that we shall indemnify our directors and officers to the fullest extent permitted by law.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying base prospectus and the documents we have filed with the SEC that are incorporated by reference herein and therein contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, from time to time we or our representatives have made or will make forward-looking statements in various other filings that we make with the SEC or in other documents, including press releases or other similar announcements. Forward-looking statements concern our current plans, intentions, beliefs, expectations and statements of future economic performance. Statements containing terms such as “will,” “may,” “believe,” “do not believe,” “plan,” “expect,” “intend,” “estimate,” “anticipate” and other phrases of similar meaning are considered to be forward-looking statements.

Forward-looking statements are based on our assumptions and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those reflected in or implied by these forward-looking statements. Factors that might cause actual results to differ include, among others, those set forth under “Risk Factors” in this prospectus supplement and those discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and in our future periodic reports filed with the SEC, all of which are incorporated by reference herein. The following are important factors, among others, that could cause actual results, performance or achievements to differ materially from the results, performance or achievements reflected in our forward-looking statements:

●	market acceptance of our products;

●	our ability to delivery on our existing orders including the UPS order and further develop new orders;

●	our ability together with our partner to ultimately be awarded the USPS Next Generation Delivery Vehicle;

●	our ability to attract and retain customers for existing and new products;

●	our ability to effectively maintain and update our product and service portfolio;

●	our ability to continue as a going concern;

●	our ability to raise capital under acceptable terms;

●	our ability to effectively manage all warranty claims;

●	our ability to enter long-term supply contracts including, but not limited to the supply of lithium-ion battery cells;

●	our ability to maintain listing of our common stock on the Nasdaq Capital Market;

●	our ability to adequately protect our intellectual property, or the loss of some of our intellectual property rights through costly litigation or administrative proceedings;

●	legislation and government regulation; and

●	general economic conditions, inflation and access to capital.

Readers are cautioned not to place undue reliance on any forward-looking statements contained in this prospectus supplement, the accompanying base prospectus or the documents we have filed with the SEC that are incorporated by reference herein and therein, which reflect management’s views and opinions only as of their respective dates. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements, except to the extent required by applicable securities laws. You are advised, however, to consult any additional disclosures we have made or will make in the filings we make with the SEC, including reports on Forms 10-K, 10-Q and 8-K. All subsequent forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this prospectus supplement, the accompanying base prospectus or any related issuer free writing prospectus.

USE OF PROCEEDS

We estimate that our net proceeds from this offering will be approximately $2.9 million, after deducting the estimated offering expenses payable by us.

We expect to use the net proceeds from this offering for working capital and general corporate purposes.

DILUTION

If you invest in our common stock, you will experience immediate dilution to the extent of the difference between the price per share you pay in this offering and the proforma net tangible book value per share of our common stock after this offering. For the purpose of this calculation, the entire purchase price for the shares of common stock is being allocated to the shares of common stock.

Our net tangible book value as of December 31, 2018 was approximately $(15.4) million, or approximately $(0.26) per share.

After giving effect to the sale of 3,957,432 shares of our common stock in this offering at an per share offering price of $0.74 per share and the intended use of proceeds thereof and after deducting the estimated offering expenses payable by us, our pro forma adjusted net tangible book value as of December 31, 2018 would have been approximately $(12.5) million, or approximately $(0.20) per share. This represents an immediate increase in net tangible book value of approximately $0.06 per share to our existing stockholders and immediate dilution in net tangible book value of approximately $0.68 per share to investors participating in this offering. The following table illustrates this calculation on a per share basis:

Public offering price per shares of common stock		$0.74
Historical net tangible book value per share as of December 31, 2018	$15,422,443
Increase net tangible book value per share attributable to this offering	$2,903,500
Pro forma as adjusted net tangible book value per share after this offering		$(0.20)
Dilution per share to new investors		$0.68

The number of shares of our common stock expected to be outstanding after this offering is based on 61,496,990 shares of common stock outstanding as of April 29, 2019, and excludes the following:

●	5,723,552 shares of common stock issuable upon exercise of options outstanding as of April 29, 2019, which have a weighted average exercise price of $3.03 per share;

●	18,177,294 shares of common stock issuable upon exercise of warrants outstanding as of April 29, 2019, which have a weighted average exercise price of $1.82 per share;

●	in accordance with the terms of the Marathon Agreement, as a result of this offering, we will issue to Marathon and its affiliates additional warrants to purchase a total of 439,714 shares of common stock at an exercise price of $0.8140 as a result of this offering; and

●	as a result of this offering, we will issue to the February 2019 Accredited Investors a total of 116,496 shares of common stock.

The above illustration of dilution per share to investors participating in this offering assumes no exercise of outstanding options or warrants to purchase our common stock. The exercise of outstanding options or warrants having an exercise price less than the offering price would increase dilution to investors participating in this offering. In addition, we may choose to raise additional capital depending on market conditions, our capital requirements and strategic considerations, even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through our sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

PLAN OF DISTRIBUTION

We are offering the shares of common stock directly to certain institutional investor. The offering is not being made through an underwriter or placement agent. We have entered into a subscription agreement with this investor for the full amount of the offering. The form of subscription agreement is included as an exhibit to our Current Report on Form 8-K that we will file with the SEC in connection with the consummation of this offering. See “Where You Can Find More Information.”

Our obligation to issue and sell shares to the purchasers is subject to the conditions set forth in the subscription agreement. The purchaser’s obligation to purchase shares is subject to conditions set forth in the subscription agreement as well.

The purchasers have agreed not to (i) offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any of the purchased shares or (ii) enter into any swap or other transaction or arrangement that transfers or that is designed to, or that might reasonably be expected to, result in the transfer to another, in whole or in part, any of the economic consequences of ownership of the purchased shares for a period of six months after the date of this prospectus supplement, without our prior written consent.

The public offering price of the securities we are offering was negotiated between us and the investor based on the trading of our common stock prior to the offering, among other things. Other factors considered in determining the public offering price of the shares include the history and prospects of the Company, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

We expect that the sale of the shares will be completed on or about May 3, 2019. We estimate the total expenses of this offering which will be payable by us will be approximately $25,000.

LEGAL MATTERS

The validity of the securities offered by this prospectus supplement will be passed upon for us by Taft Stettinius & Hollister LLP, Cincinnati, Ohio.

EXPERTS

The audited consolidated financial statements, and management’s assessment of the effectiveness of internal control over financial reporting as of and for the year ended December 31, 2018 incorporated by reference in this prospectus and elsewhere in the registration statements have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements and financial statement schedules incorporated in this prospectus by reference from Workhorse Group Inc.’s Annual Report on Form 10-K for the year ended December 31, 2017, have been audited by Clark, Schaefer, Hackett & Co. as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC permits us to “incorporate by reference” the information and reports we file with it. This means that we can disclose important information to you by referring to another document. The information that we incorporate by reference is considered to be part of this prospectus supplement, and later information that we file with the SEC automatically updates and supersedes this information. We incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this prospectus supplement, and all future documents filed with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (other than the portions thereof deemed to be furnished to the SEC pursuant to Item 9 or Item 12) until we terminate the offering of these securities:

●	our Annual Report on Form 10-K/A for the year ended December 31, 2018 as filed on March 18, 2019 (File No. 001-37673),

●	current reports filed on January 2, 2019, February 5, 2019, February 15, 2019, February 19, 2019, February 20, 2019, April 2, 2019 and April 22, 2019 (File No. 001-37673),

●	the description of our common stock in our Form 8-A12B, which was filed on January 1, 2016, and any amendments or reports filed for the purpose of updating this description, and

●	any future filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of filing the initial registration statement and prior to effectiveness of the registration statement, until the termination of the offerings under this prospectus; provided that this prospectus will not incorporate any information we may furnish to the SEC under Item 2.02 or Item 7.01 of Form 8-K.

To the extent that any statement in this prospectus supplement is inconsistent with any statement that is incorporated by reference and that was made on or before the date of this prospectus supplement, the statement in this prospectus supplement shall supersede such incorporated statement. The incorporated statement shall not be deemed, except as modified or superseded, to constitute a part of this prospectus supplement or the registration statement. Statements contained in this prospectus supplement as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of each contract or document filed as an exhibit to our various filings made with the SEC.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

Workhorse Group Inc., 100 Commerce Drive, Loveland, Ohio 45140, Attn: Paul Gaitan, Chief Financial Officer, Telephone: 513-360-4704

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC maintains an internet website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Workhorse. You may also access our reports and proxy statements free of charge at our website, http://www.workhorse.com . The information contained in, or that can be accessed through, our website is not part of this prospectus supplement. The prospectus included in this filing is part of a registration statement filed by us with the SEC. The full registration statement can be obtained from the SEC, as indicated above, or from us.

$150,000,000

Common Stock

Preferred Stock

Warrants

Debt SecuritiesUnits

and up to 1,033,717 Shares of Common Stock and

1,833,193 Shares of Common Stock

Underlying Stock Purchase Warrants held by Selling Shareholders

We may offer and sell, from time to time in one or more offerings, up to $150,000,000 in the aggregate of common stock, preferred stock, warrants to purchase our common stock, debt securities or units, at prices and on terms that we will determine at the time of the offering. Preferred stock, warrants and debt securities may also be convertible into preferred stock or common stock.

In addition, the selling shareholders may offer to sell up to up to 1,033,717 shares of common stock presently outstanding and up to 1,833,193 shares of common stock issuable upon exercise of Stock Purchase Warrants. We will not receive any of the proceeds from the sale of shares of common stock by the selling shareholders.

This prospectus describes some of the general terms that may apply to these securities. Each time we or a selling shareholder sell securities, to the extent required by applicable law, we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the securities being offered. The supplement may also add, update or change information contained in this prospectus.

You should carefully read this prospectus, all prospectus supplements and all other documents incorporated by reference in this prospectus before you invest in our securities.

We and the selling shareholders will offer the securities in amounts, at prices and on terms to be determined by market conditions at the time of the offerings. The securities may be offered separately or together in any combination.

The securities may be offered and sold on a delayed or continuous basis directly by us and the selling shareholders or through underwriters, agents or dealers as designated from time to time, through a combination of these methods or any other method as provided in the applicable prospectus supplement. The supplements to this prospectus will designate the terms of our plan of distribution. See the discussion under the heading “Plan of Distribution” for more information on the topic.

Our common stock is listed on The NASDAQ Capital Market under the symbol “WKHS.”

Investing in our securities involves risks. You should carefully review the section captioned “Risk Factors” beginning on page 2 of this prospectus regarding information included and incorporated by reference in this prospectus and the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 23, 2016.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. Using this process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $150,000,000 and the selling shareholders referred to in this prospectus and identified in supplements to the prospectus may also offer and sell our shares of common stock under this prospectus.

This prospectus provides you with a general description of the securities that we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement that will describe the specific terms of the offering. The prospectus supplement may also add to or update other information contained in this prospectus.

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement we may authorize to be delivered to you. This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. You may obtain a copy of this information, without charge, as described in the “Where You Can Find More Information” section. We have not authorized anyone to provide you with any other information. If you receive any other information, you should not rely on it.

You should not assume that the information appearing in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. You should not assume that the information contained in the documents incorporated by reference in this prospectus is accurate as of any date other than the respective dates of those documents. Our business, financial condition, results of operations, reserves and prospects may have changed since that date.

We encourage you to read this entire prospectus together with the documents incorporated by reference into this prospectus before making a decision whether to invest in our securities.

ABOUT WORKHORSE GROUP INC.

We are a last mile delivery technology company headquartered in the United States. We have broad capabilities beginning with the development and production of American made battery-electric medium-duty truck chassis helping delivery fleets achieve efficiencies and strengthening their sustainability initiatives. To the best of our knowledge, we are the only medium-duty battery-electric original equipment manufacturer (OEM) in the United States. We have also recently commenced the development of an electric pickup work truck with range extender for fleet usage. With a focus on last mile delivery and expanding on fleets’ operational efficiencies, Workhorse also develops and integrates unmanned aerial vehicle (UAV) platforms. Our drone delivery platform, HorseFly™ is FAA compliant and fully integrated with our medium duty truck chassis. Workhorse also develops and integrates cloud-based, real-time proof-of-performance telematics monitoring software that provides fleet operators with advanced vehicle diagnostics, energy and route efficiency.

We are a Nevada corporation. Our executive offices are located at 100 Commerce Drive, Loveland, Ohio 45140, and our telephone number is 513-360-4704.

Unless otherwise stated or the context requires otherwise, references to “we,” “us,” the “Company” and “Workhorse Group” refer to Workhorse Group Inc. and unless otherwise differentiated, its wholly-owned subsidiaries, Workhorse Technologies Inc. and Workhorse Motor Works Inc.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risk factors and all other information contained in our most recent Annual Report on Form 10-K, in our Quarterly Reports on Form 1 0-Q and Current Reports on Form 8-K before investing in our securities. You should also consider similar information contained in any Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other document filed by us with the SEC after the date of this prospectus before deciding to invest in our securities. If any of these risks were to occur, our business, financial condition or results of operations could be adversely affected. In that case, the trading price of our common stock or other securities could decline and you could lose all or part of your investment. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement.

FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. You should not place undue reliance on these forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the reasons described in our “Prospectus Summary,” “Use of Proceeds,” “Risk Factors,” “Management Discussion and Analysis of Financial Condition and Result of Operations,” and “Business” sections. In some cases, you can identify these forward-looking statements by terms such as “anticipate,” “believe,” “continue,” “could,” “depends,” “estimate,” “expects,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms or other similar expressions, although not all forward-looking statements contain those words.

We have based these forward looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward looking statements are subject to a number of known and unknown risks, uncertainties and assumptions, including risks described in the section titled “Risk Factors” and elsewhere in this prospectus, regarding, among other things:

●	management and employee operations and execution risks;

●	a failure to develop sales and the loss of any key customer that we may develop;

●	loss of key personnel;

●	competition in the markets we serve;

●	intellectual property risks;

●	our ability to fund our working capital requirements;

●	risks associated with the uncertainty of future financial results;

●	risks associated with this offering;

●	risks associated with raising additional capital when needed and at reasonable terms; and

●	risks associated with our reliance on third party suppliers of raw materials and other organizations that provide goods and services to us.

These risks are not exhaustive. Other sections of this prospectus may include additional factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time, and it is not possible for our management to predict all risk factors nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in, or implied by, any forward looking statements.

You should not rely upon forward looking statements as predictions of future events. We cannot assure you that the events and circumstances reflected in the forward looking statements will be achieved or occur. Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by law, we undertake no obligation to update publicly any forward looking statements for any reason after the date of this prospectus or to conform these statements to actual results or to changes in our expectations.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect. We qualify all of our forward looking statements by these cautionary statements.

OUR COMPANY

We are a last mile delivery technology company headquartered in the United States. We have broad capabilities beginning with the development and production of American made battery-electric medium-duty truck chassis helping delivery fleets achieve efficiencies and strengthening their sustainability initiatives. To the best of our knowledge, we are the only medium-duty battery-electric original equipment manufacturer (OEM) in the United States. We have also recently commenced the development of an electric pickup work truck with range extender for fleet usage. With a focus on last mile delivery and expanding on fleets’ operational efficiencies, Workhorse also develops and integrates unmanned aerial vehicle (UAV) platforms. Our drone delivery platform, HorseFly™ is FAA compliant and fully integrated with our medium duty truck chassis. Workhorse also develops and integrates cloud-based, real-time proof-of-performance telematics monitoring software that provides fleet operators with advanced vehicle diagnostics, energy and route efficiency.

On June 4, 2014, we entered into a Vehicle Purchase Agreement with United Parcel Service Inc. (“UPS”), pursuant to which we outlined with UPS the relationship by which we would sell vehicles to UPS. On August 7, 2015, we entered into a Prime Order under the Vehicle Purchase Agreement with UPS, pursuant to which UPS agreed to purchase 125 E-GEN trucks. In connection with each purchase order, we develop a delivery schedule as well as locations for specific deliveries. However, these deadlines are expected to evolve as UPS operations personnel from eight states will be involved in the scheduling. On September 7, 2016, we entered into a purchase order with UPS pursuant to which UPS agreed to purchase from the Company 200 E-GEN electric extended range delivery trucks.

Workhorse had previously entered into a purchase agreement with UPS to supply 18 all-electric Workhorse E-100 Walk-In Vans to be deployed in the Houston-Galveston, Texas area. The U.S. Department of Energy selected this project to improve local air quality in the Houston-Galveston area, which is currently designated as a National Ambient Air Quality Non-Attainment Area. We fulfilled this order in July 2016.

We have developed and begun delivery of our second generation, full-electric truck, “E-100”, which is a significant improvement over our first generation E-100 vehicle. The second-generation vehicle includes a single powerful electric motor with no transmission and lighter, high-density Lithium-ion batteries, giving the vehicle a range of up to 100 miles. We have filed a patent application for the system that extends the range of electric vehicles while reducing the overall cost of the typical battery-electric power train. The system, E-GENTM, is designed specifically for the package delivery vehicle market, in which the diesel and/or gasoline-powered vehicles in use now are required to stop and restart hundreds of times a day. Our E-GEN system incorporates a small internal combustion engine that powers an integrated electric motor as a generator when the battery pack reaches a pre-determined depth-of-discharge (DOD). The DOD is calculated based on projected route distance, package loads and electricity efficiency curves. The gas engine never propels the vehicle. Its task is simple: to automatically turn on in the event the battery needs a small re-charge. We believe that the range-extended battery-electric technology is an ideal fit for urban and suburban delivery routes, despite the typical fleet owner’s concerns about range and cost. Our E-GEN Drive system will enable our customers to keep their batteries charged to a consistent state of charge throughout the day and, since we are able to use smaller battery packs, we can reduce the cost of the entire system. Our E-GEN trucks offer a three-year payback, making them price competitive with gasoline-powered trucks. We recently entered into an agreement with Bayerische Motoren Werke AG (BMW) to supply the new quiet-running 2-cylinder gasoline generator replacing the current 4-cylinder engine to extend the range of our E-GEN product.

In March of 2013, we purchased the former Workhorse Custom Chassis assembly plant in Union City, Indiana from Navistar International. With this acquisition, we acquired the capability to be an Original Equipment Manufacturer (OEM) of Class 3-6 commercial-grade, medium-duty truck chassis, to be marketed under the Workhorse® brand. Ownership and operation of this plant enables us to build new chassis with gross vehicle weight capacities of between 10,000 and 26,000 pounds. These chassis are our new 88-track (W88) and include either of our two second-generation, battery-electric drive trains, both powered by Panasonic 18650 Li-ion cells. The W88 truck chassis is currently being offered to fleet purchasing managers at price points that are both attractive and cost competitive. At the same time, we intend to partner with engine suppliers and body fabricators to offer fleet-specific, custom, purpose-built chassis that provide total cost of ownership solutions that are superior to the competition.

In addition to having the ability to build our own chassis, we design and produce battery-electric power trains that can be installed in new Workhorse chassis or installed as repower packages to convert used Class 3-6 medium-duty vehicles from diesel or gasoline power to electric power. Our approach is to provide battery-electric power trains utilizing proven, automotive-grade, mass-produced parts in their architectures, coupled with in-house control software that we have developed over the last five years.

The Workhorse Custom Chassis acquisition provides other important assets including the Workhorse brand and logo, intellectual property, schematics, logistical support from Up-Time Parts (a Navistar subsidiary) and a network of 400-plus sales and service outlets across North America. We believe the combination of our chassis assembly capability, coupled with its ability to offer an array of fuel choices, gives Workhorse a unique opportunity in the marketplace.

We are also seeking to re-design the future of parcel delivery aviation: HorseFly™, an Unmanned Aerial Vehicle (UAV) that is designed for the package delivery market as well as other commercial applications. Our UAV works in tandem with our electric trucks to bring a practical low cost solution to making the last mile more efficient and cost effective for our parcel customers. HorseFly™ is designed to further improve package delivery efficiencies and has been developed in conjunction with the University of Cincinnati. In June 2016, the Federal Aviation Administration (or the FAA) announced new rules permitting commercial use of drones weighing less than 55 pounds subject to certain restrictions including maintaining visual contact.

We recently developed Metron® which is a system that provides fleet operators advanced energy and route efficiency while enabling them to monitor, control and update software remotely. We are also currently in the initial stages of developing a self-driving software to further differentiate us as the technology company with the most cost effective last mile delivery system in the marketplace.

On March 6, 2015, we responded to a Request for Information and Prequalification (RFI) from the United States Postal Service (USPS) for its Next Generation Delivery Vehicle (NGDV) Acquisition Program. The USPS operates a fleet of over 200,000 vehicles in all areas of the United States and its territories. Approximately 163,000 of these vehicles are right hand drive, light-duty carrier route vehicles purchased between 1987 and 2001. They are not current with advancements in vehicle technologies such as drivetrains, emissions, and safety related features. The postal service intends to retire this fleet in coming years, and to replace them with Next Generation Delivery Vehicles (NGDVs). NGDVs must be capable of delivering both mail to curbside mailboxes and parcel packages in a safe and efficient manner. The postal service states that NGDVs are also expected to benefit from today’s availability of practical technological improvements for drivetrains, bodies, chassis, safety systems, security, and innovative designs to improve vehicle loading and delivery operations. The USPS anticipates making a single award in 2017 to a supplier for up to 180,000 NGDVs to replace its current fleet of mail delivery vehicles. Delivery of the NGDVs to the USPS is expected to begin in 2018. On April 14, 2015, the USPS notified Workhorse that it had advanced in the NGDV Acquisition Program as a prequalified supplier. Workhorse partnered with VT Hackney, Inc. (“VT Hackney”), another pre-qualified supplier, to design and build the body, and the joint response to the USPS NGDV RFP was delivered by the USPS deadline of February 5, 2016. On March 18, 2016, Workhorse and VT Hackney attended by invitation from the USPS a meeting to present our RFP response and respond to questions. On September 16, 2016, the USPS awarded the contract for the NGDV Prototype to six prime suppliers including VT Hackney. Workhorse and VT Hackney have entered into a Teaming Agreement pursuant to which Workhorse was appointed as the exclusive subcontractor to provide the chassis and powertrain for the prototypes.

USE OF PROCEEDS

Unless we indicate otherwise in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of our securities offered by this prospectus for general corporate purposes, which may include, but not be limited to, working capital, capital expenditures, acquisitions, refinancing of indebtedness and repurchases or redemptions of securities.

We will not receive any proceeds from the sales of shares of common stock by the selling stockholders. However, in the event a selling shareholder exercises a Stock Purchase Warrant for cash, we will use the proceeds for general corporate purposes, which may include, but not be limited to, working capital, capital expenditures, acquisitions, refinancing of indebtedness and repurchases or redemptions of securities.

SELLING SHAREHOLDERS

We have agreed to register 1,033,717 shares of common stock presently outstanding and 1,833,193 shares of common stock issuable upon exercise of Stock Purchase Warrants that are beneficially owned by the selling shareholders identified below.

In November and December 2016, we entered into Warrant Exercise Agreements with the selling shareholders identified below pursuant to which, each of the warrant holders agreed to exercise at least one-third of their Stock Purchase Warrants (the “Warrant Exercises”). In consideration of the warrant holders exercising the minimum required amount, we agreed to register for resale all shares of common stock issued in connection with the Warrant Exercise and the remaining shares of common stock that may be issued upon exercise of the Stock Purchase Warrants in the future. As a result of the Warrant Exercises, we received gross proceeds of $3,889,329 and issued 915,217 shares of common stock to the warrant holders (the “November Shares”). In addition, in September 2016, a selling shareholder exercised 143,500 shares of common stock (the “September Shares” and collectively with the November Shares, the “Exercised Shares”) under a Stock Purchase Warrant for $5.28 per share for aggregate consideration of $757,680. We are required to register the Exercised Shares, less 25,000 Exercised Shares held by Gerald Budde, a director of our company, as well as 1,833,193 shares of common stock underlying the Stock Purchase Warrants. Maxim Group LLC (“Maxim”) acted as solicitation agent for the Warrant Exercises. The Company paid Maxim a cash fee equal to 6.0% of the Warrant Exercise proceeds, as well as fees and expenses of $10,000. In addition, we paid Maxim $140,000 as exclusive consideration of Maxim terminating its advisory agreement and the related right of first refusal for any future financing therein.

The description contained herein of the terms of the Warrant Exercise Agreement does not purport to be complete and is qualified in its entirety by reference to the form of Warrant Exercise Agreement, a copy of which was attached as Exhibit 10.1 to this Registration Statement.

Other than as described herein, the selling shareholders do not have, and within the past three years have not had, any position, office or material relationship with us or any of our predecessors or affiliates.

The following table sets forth the names of the selling shareholders, the numbers of shares of our common stock beneficially owned by such shareholders as of December 12, 2016, and the numbers of shares that may be offered for resale by the selling shareholders from time to time as described in the “Plan of Distribution.” The shares of common stock may also be sold by donees, pledgees, and other transferees or successors in interest of the selling stockholders.

The selling shareholders may decide to sell all, some, or none of the shares of common stock. We currently have no agreements, arrangements or understandings with any of the selling shareholders regarding the sale of the shares of common stock covered by this prospectus. We cannot provide you with any estimate of the number of shares of our common stock that the selling shareholders will hold in the future.

For purposes of this table, beneficial ownership is determined in accordance with the Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and includes voting power and investment power with respect to such shares. In calculating the percentage ownership or percent of equity vote for a given individual or group, the number of shares of common stock outstanding for that individual or group includes unissued shares subject to options, warrants, rights or conversion privileges exercisable within sixty days held by such individual or group, but are not deemed outstanding by any other person or group.

The applicable percentage of ownership is based on an aggregate of 27,576,717 shares of our common stock issued and outstanding on December 12, 2016.

Name of Selling Shareholder	Number of Shares of Common Stock Owned Before the Offering	Percent of Common Stock Owned Before the Offering	Shares Available for Sale Under this Prospectus(1)		Number of Shares of Common Stock to be Owned after the Termination of the Offering(1)	Percent of Common Stock to be Owned After Completion of the Offering(1)
Ernest Mario	89,442	*	28,571	(2)	60,871	*
Samuels 2012 Children’s Trust	1,142,856	4.1%	571,428	(3)	571,428	2.0%
David M. Fuerst	3,571	*	3,571	(4)		*
J. Victor Samuels & Barbara Samuels	667,259	2.4%	285,714	(5)	381,545	1.4%
John Pappajohn	129,286	*	57,143	(6)	72,143	*
Elliot Sabbagh	21,428	*	10,714	(7)	10,714	*
Clayton S. Fong	28,572	*	14,286	(8)	14,286	*
Vincent Iannelli	50,357	*	14,286	(9)	36,071	*
Thomas Iannelli	45,857	*	28,571	(10)	17,286	*
David L. Berkey	7,143	*	7,143	(11)	—	—
Marcella Goldstein Revocable Trust UAD 12/20/07	6,392	*	3,571	(12)	2,821	*
Herbert J. Baumann	28,572	*	14,286	(13)	14,286	*
Jeff Gunther	14,286	*	7,143	(14)	7,143	*
Keith Goodman	31,786	*	7,143	(15)	24,643	*
Kyle Buchakjian	14,286	*	7,143	(16)	7,143	*
Joel Meyer	14,286	*	7,143	(17)	7,143	*
Bilha Schapira	28,572	*	14,286	(18)	14,286	*
Irving Lubman/Phyllis Lubman	28,571	*	28,571	(19)	—	—
John Walsh	24,286	*	14,286	(20)	10,000	*
Nicholas J. Nastasi	3,781	*	2,381	(21)	1,400	*
Michael Spector	57,142	*	28,571	(22)	28,571	*
MGC Properties LLC	28,392	*	8,571	(23)	19,821	*
Marc Lehman	40,571	*	28,571	(24)	12,000	*
Patricia Avery	14,286	*	7,143	(25)	7,143	*
Jay Alexander	15,394	*	7,143	(27)	8,251	*
John Robert Campo	28,572	*	14,286	(28)	14,286	*
Robert W. Main Trust	57,142	*	28,571	(29)	28,571	*
Shashank & Shilpa Upadhye	26,286	*	14,286	(30)	12,000	*
David GP Allan	19,283	*	14,283	(31)	5,000	*
Joe B. Cogdell	8,342	*	3,571	(32)	4,771	*
Mickey W. Kowitz	174,000	*	22,500	(33)	151,500	*
B. Michael Pisani	21,486	*	14,286	(34)	7,200	*
John R. Raphael Revocable Trust UAD 07/06/07	14,286	*	14,286	(35)	—	—
Ricky Solomon	85,716	*	85,716	(36)	—	—
Douglas Solomon	43,572	*	28,572	(38)	15,000	*
Andrew L. Goodenough	24,286	*	7,143	(39)	17,143	*
Kenneth A. Alter	7,144	*	3,573	(40)	3,571	*
Kenneth T. Ashkin	10,715	*	7,143	(41)	3,571	*
Nancy Schachleiter	37,500	*	37,500	(42)	—	—
Michael & Jill Solomon	28,572	*	14,286	(43)	14,286	*
Howard Solomon 2014 Trust	28,572	*	14,286	(44)	14,286	*

Name of Selling Shareholder	Number of Shares of Common Stock Owned Before the Offering	Percent of Common Stock Owned Before the Offering	Shares Available for Sale Under this Prospectus(1)		Number of Shares of Common Stock to be Owned after the Termination of the Offering(1)	Percent of Common Stock to be Owned After Completion of the Offering(1)
ATJ Electrical Co Inc.	85,715	*	42,858	(45)	42,857	*
Daniel Blackwell	28,572	*	28,572	(46)	—	—
Eric & Dierdre K. Okamoto	12,143	*	7,143	(47)	5,000	*
Henry Steeneck	15,286	*	14,286	(48)	1,000	*
Ignacio Ponce de Leon	28,572	*	14,286	(49)	14,286	*
Jesse Lipcon	11,286	*	7,143	(50)	4,143	*
Jon Leffew	26,286	*	14,286	(51)	12,000	*
Kenneth Beckerman	44,513	*	24,288	(52)	22,225	*
Larry Hauskins	23,786	*	14,286	(53)	9,500	*
Marmatt LLC	16,443	*	7,143	(54)	9,300	*
Marvin Maslow	36,072	*	28,572	(55)	7,500	*
Richland Management	833,307	2.99%	428,574	(56)	404,733	1.5%
Scherlis Family LLC	308,884	1.11%	214,287	(57)	94,597	*
Scott Dols	94,287	*	64,287	(58)	30,000	*
William L. Davis	14,286	*	7,143	(60)	7,143	*
Daniel J. Wampler	125,000	*	125,000	(61)	—	—
Marvin P. Loeb IT, Alan E. Loeb, Trustee	30,310	*	30,310	(62)	—	—
Angelus C. Chan	14,286	*	14,286	(63)	—	—
Dustin & Carol Wilson	14,286	*	7,143	(64)	7,143	*
Anthony V. Milone	19,302	*	10,002	(65)	9,300	*
Paul Stamatis	28,571	*	28,571	(66)	—	—
Larry P. Schaefer	12,500	*	12,500	(67)	—	—
Samuel Stagger	39,678	*	9,524	(68)	30,154	*
Robert H. Chicoine Jr.	14,286	*	7,143	(69)	7,143	*
Daniel D. Janka	15,000	*	15,000	(70)	—	—
William & Elizabeth Schulz Davis	13,393	*	6,250	(71)	7,143	*
Stephen & Nancy Beckerman	28,572	*	14,286	(72)	14,286	*
Idan Sahar	50,422	*	28,572	(73)	21,850	*
Anthony B. Cimino	28,572	*	28,572	(74)	—	—
Harvey Abrams	14,286	*	14,286	(75)	—	—
Han Group Solutions LLC	18,000	*	9,500	(76)	8,500	*
Eli Anker	14,286	*	14,286	(77)	—	—
Brian Frank	19,286	*	14,286	(78)	5,000	*
Gregory J. Pamela Vislocky	28,572	*	28,572	(79)	—	—

*	Less than 10%
(1)	Because (a) the selling shareholders may offer all, some or none of the shares covered by this prospectus, (b) the offering of the selling shareholders’ shares is not being underwritten on a firm commitment basis, and (c) the selling shareholders could purchase additional shares of our common stock from time to time, No estimate can be given as to the number of shares or percent of our common stock that will be held by the selling shareholders upon termination of the offering. The fourth column assumes the sale of all of the shares offered by the Selling Shareholders pursuant to this prospectus. The fifth column lists the percentage of common stock owned by the Selling Shareholders after completion of the offering, assuming the sale of all of the shares offered by the Selling Shareholders pursuant to this prospectus.
(2)	Represents 9,524 shares of common stock and 19,047 shares of common stock exercisable under the Stock Purchase Warrant exercisable for $5.28 per share.
(3)	Represents 191,104 shares of common stock and 380,324 shares of common stock exercisable under the Stock Purchase Warrant exercisable for $5.28 per share. H. Benjamin Samuels, a director of Workhorse, is the trustee of the Samuels 2012 Children’s Trust.
(4)	Represents 1,191 shares of common stock and 2,380 shares of common stock exercisable under the Stock Purchase Warrant exercisable for $5.28 per share.
(5)	Represents 23,802 shares of common stock and 261,912 shares of common stock exercisable under the Stock Purchase Warrant exercisable for $5.28 per share.
(6)	Represents 19,048 shares of common stock and 38,095 shares of common stock exercisable under the Stock Purchase Warrant exercisable for $5.28 per share.
(7)	Represents 3,572 shares of common stock and 7,142 shares of common stock exercisable under the Stock Purchase Warrant exercisable for $5.28 per share.
(8)	Represents 4,762 shares of common stock and 9,524 shares of common stock exercisable under the Stock Purchase Warrant exercisable for $5.28 per share.
(9)	Represents 4,762 shares of common stock and 9,524 shares of common stock exercisable under the Stock Purchase Warrant exercisable for $5.28 per share.

(10)	Represents 9,524 shares of common stock and 19,047 shares of common stock exercisable under the Stock Purchase Warrant exercisable for $5.28 per share.
(11)	Represents 2,381 shares of common stock and 4,762 shares of common stock exercisable under the Stock Purchase Warrant exercisable for $5.28 per share.
(12)	Represents 1,191 shares of common stock and 2,380 shares of common stock exercisable under the Stock Purchase Warrant exercisable for $5.28 per share.
(13)	Represents 4,762 shares of common stock and 9,524 shares of common stock exercisable under the Stock Purchase Warrant exercisable for $5.28 per share.
(14)	Represents 2,381 shares of common stock and 4,762 shares of common stock exercisable under the Stock Purchase Warrant exercisable for $5.28 per share.
(15)	Represents 2,381 shares of common stock and 4,762 shares of common stock exercisable under the Stock Purchase Warrant exercisable for $5.28 per share.
(16)	Represents 2,381 shares of common stock and 4,762 shares of common stock exercisable under the Stock Purchase Warrant exercisable for $5.28 per share.
(17)	Represents 2,381 shares of common stock and 4,762 shares of common stock exercisable under the Stock Purchase Warrant exercisable for $5.28 per share.
(18)	Represents 4,762 shares of common stock and 9,524 shares of common stock exercisable under the Stock Purchase Warrant exercisable for $5.28 per share.
(19)	Represents 9,524 shares of common stock and 19,047 shares of common stock exercisable under the Stock Purchase Warrant exercisable for $5.28 per share.
(20)	Represents 4,762 shares of common stock and 9,524 shares of common stock exercisable under the Stock Purchase Warrant exercisable for $5.28 per share.
(21)	Represents 2,381 shares of common stock.
(22)	Represents 9,524 shares of common stock and 19,047 shares of common stock exercisable under the Stock Purchase Warrant exercisable for $5.28 per share.
(23)	Represents 2,858 shares of common stock and 5,713 shares of common stock exercisable under the Stock Purchase Warrant exercisable for $5.28 per share.
(24)	Represents 9,524 shares of common stock and 19,047 shares of common stock exercisable under the Stock Purchase Warrant exercisable for $5.28 per share.
(25)	Represents 2,381 shares of common stock and 4,762 shares of common stock exercisable under the Stock Purchase Warrant exercisable for $5.28 per share.
(26)	Intentionally left blank.
(27)	Represents 2,381 shares of common stock and 4,762 shares of common stock exercisable under the Stock Purchase Warrant exercisable for $5.28 per share.
(28)	Represents 4,762 shares of common stock and 9,524 shares of common stock exercisable under the Stock Purchase Warrant exercisable for $5.28 per share.
(29)	Represents 9,524 shares of common stock and 19,047 shares of common stock exercisable under the Stock Purchase Warrant exercisable for $5.28 per share.
(30)	Represents 4,762 shares of common stock and 9,524 shares of common stock exercisable under the Stock Purchase Warrant exercisable for $5.28 per share.
(31)	Represents 4,761 shares of common stock and 9,522 shares of common stock exercisable under the Stock Purchase Warrant exercisable for $5.28 per share.
(32)	Represents 1,191 shares of common stock and 2,380 shares of common stock exercisable under the Stock Purchase Warrant exercisable for $5.28 per share.
(33)	Represents 22,500 shares of common stock.
(34)	Represents 4,762 shares of common stock and 9,524 shares of common stock exercisable under the Stock Purchase Warrant exercisable for $5.28 per share.
(35)	Represents 4,762 shares of common stock and 9,524 shares of common stock exercisable under the Stock Purchase Warrant exercisable for $5.28 per share.
(36)	Represents 28,572 shares of common stock and 57,144 shares of common stock exercisable under the Stock Purchase Warrant exercisable for $5.28 per share.
(37)	Intentionally left blank.
(38)	Represents 9,524 shares of common stock and 19,048 shares of common stock exercisable under the Stock Purchase Warrant exercisable for $5.28 per share.
(39)	Represents 2,381 shares of common stock and 4,762 shares of common stock exercisable under the Stock Purchase Warrant exercisable for $5.28 per share.
(40)	Represents 1,191 shares of common stock and 2,382 shares of common stock exercisable under the Stock Purchase Warrant exercisable for $5.28 per share.
(41)	Represents 2,381 shares of common stock and 4,762 shares of common stock exercisable under the Stock Purchase Warrant exercisable for $5.28 per share.
(42)	Represents 12,500 shares of common stock and 25,000 shares of common stock exercisable under the Stock Purchase Warrant exercisable for $1.50 per share.

(43)	Represents 4,762 shares of common stock and 9,524 shares of common stock exercisable under the Stock Purchase Warrant exercisable for $5.28 per share.
(44)	Represents 3,476 shares of common stock and 10,810 shares of common stock exercisable under the Stock Purchase Warrant exercisable for $5.28 per share.
(45)	Represents 14,286 shares of common stock and 28,572 shares of common stock exercisable under the Stock Purchase Warrant exercisable for $5.28 per share.
(46)	Represents 9,524 shares of common stock and 19,048 shares of common stock exercisable under the Stock Purchase Warrant exercisable for $5.28 per share.
(47)	Represents 2,381 shares of common stock and 4,762 shares of common stock exercisable under the Stock Purchase Warrant exercisable for $5.28 per share.
(48)	Represents 4,762 shares of common stock and 9,524 shares of common stock exercisable under the Stock Purchase Warrant exercisable for $5.28 per share.
(49)	Represents 4,762 shares of common stock and 9,524 shares of common stock exercisable under the Stock Purchase Warrant exercisable for $5.28 per share.
(50)	Represents 2,381 shares of common stock and 4,762 shares of common stock exercisable under the Stock Purchase Warrant exercisable for $5.28 per share.
(51)	Represents 4,762 shares of common stock and 9,524 shares of common stock exercisable under the Stock Purchase Warrant exercisable for $5.28 per share.
(52)	Represents 8,096 shares of common stock and 16,192 shares of common stock exercisable under the Stock Purchase Warrant exercisable for $5.28 per share.
(53)	Represents 4,762 shares of common stock and 9,524 shares of common stock exercisable under the Stock Purchase Warrant exercisable for $5.28 per share.
(54)	Represents 2,381 shares of common stock and 4,762 shares of common stock exercisable under the Stock Purchase Warrant exercisable for $5.28 per share.
(55)	Represents 9,524 shares of common stock and 19,048 shares of common stock exercisable under the Stock Purchase Warrant exercisable for $5.28 per share.
(56)	Represents 142,858 shares of common stock and 285,716 shares of common stock exercisable under the Stock Purchase Warrant exercisable for $5.28 per share.
(57)	Represents 71,429 shares of common stock and 142,858 shares of common stock exercisable under the Stock Purchase Warrant exercisable for $5.28 per share.
(58)	Represents 21,429 shares of common stock and 42,858 shares of common stock exercisable under the Stock Purchase Warrant exercisable for $5.28 per share.
(59)	Intentionally left blank.
(60)	Represents 2,381 shares of common stock and 4,762 shares of common stock exercisable under the Stock Purchase Warrant exercisable for $5.28 per share.
(61)	Represents 125,000 shares of common stock.
(62)	Represents 30,310 shares of common stock.
(63)	Represents 14,286 shares of common stock.
(64)	Represents 2,381 shares of common stock and 4,762 shares of common stock exercisable under the Stock Purchase Warrant exercisable for $5.28 per share.
(65)	Represents 3,334 shares of common stock and 6,668 shares of common stock exercisable under the Stock Purchase Warrant exercisable for $5.28 per share.
(66)	Represents 9,524 shares of common stock and 19,047 shares of common stock exercisable under the Stock Purchase Warrant exercisable for $5.28 per share.
(67)	Represents 4,167 shares of common stock and 8,333 shares of common stock exercisable under the Stock Purchase Warrant exercisable for $1.50 per share.
(68)	Represents 9,524 shares of common stock.
(69)	Represents 2,381 shares of common stock and 4,762 shares of common stock exercisable under the Stock Purchase Warrant exercisable for $5.28 per share.
(70)	Represents 15,000 shares of common stock.
(71)	Represents 6,250 shares of common stock.
(72)	Represents 4,762 shares of common stock and 9,524 shares of common stock exercisable under the Stock Purchase Warrant exercisable for $5.28 per share.
(73)	Represents 9,524 shares of common stock and 19,048 shares of common stock exercisable under the Stock Purchase Warrant exercisable for $5.28 per share.
(74)	Represents 9,524 shares of common stock and 19,048 shares of common stock exercisable under the Stock Purchase Warrant exercisable for $5.28 per share.

(75)	Represents 4,762 shares of common stock and 9,524 shares of common stock exercisable under the Stock Purchase Warrant exercisable for $5.28 per share.
(76)	Represents 3,167 shares of common stock and 6,333 shares of common stock exercisable under the Stock Purchase Warrant exercisable for $1.50 per share.
(77)	Represents 4,762 shares of common stock and 9,524 shares of common stock exercisable under the Stock Purchase Warrant exercisable for $5.28 per share.
(78)	Represents 4,762 shares of common stock and 9,524 shares of common stock exercisable under the Stock Purchase Warrant exercisable for $5.28 per share.
(79)	Represents 9,524 shares of common stock and 19,048 shares of common stock exercisable under the Stock Purchase Warrant exercisable for $5.28 per share.

DESCRIPTION OF CAPITAL STOCK

Our articles of incorporation provide that we are authorized to issue 50 million shares of common stock, par value $0.001 per share, and 75 million shares of preferred stock, par value $0.001 per share.

Common Stock

Voting Rights

The holders of our common stock are entitled to one vote per share on all matters to be voted upon by our shareholders, including the election of directors. Cumulative voting is not permitted in the election of directors.

Dividend Rights

Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board may determine.

Liquidation Rights

In the event of our liquidation, dissolution, or winding up, our common shareholders will receive ratably any net assets that remain after the payment of all of our debts and other liabilities, subject to the senior rights of any outstanding preferred stock.

Other

Our shares of common stock are not convertible into any other security and do not have any preemptive rights, conversion rights, redemption rights or sinking fund provisions. The rights, preferences and privileges, including voting rights, of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of preferred stock that the board may designate and issue in the future. There are currently no preferred shares outstanding.

Preferred Stock

We are authorized to issue up to 75 million shares of preferred stock, in one or more series with such designations, relative rights, preferences, voting rights, limitations, dividend rates, redemption prices, liquidation prices, conversion rights, sinking or purchase fund rights, and other provisions as the board may fix or determine. Any series of preferred stock may have rights and privileges superior to those of common stock.

No shares of preferred stock have been issued to date, nor do we have any currently designated shares of preferred stock. We currently have no plans to issue any shares of preferred stock.

Stock Purchase Warrants

On November 9, 2015 and December 4, 2015, Workhorse entered into Securities Purchase Agreements with several accredited investors (the “Investors”) providing for the sale by Workhorse to the Investors of 6% Convertible Promissory Notes in the aggregate amount of $13,534,426 (the “Notes”). In addition to the Notes, the Investors also received stock purchase warrants (the “Warrants”) to acquire an aggregate of 1,366,979 shares of common stock of our company. The Warrants are exercisable for five years at an exercise price of $5.28.

In May 2014, we entered into subscription agreement with accredited investors (“May 2014 Investors”) pursuant to which the May 2014 Investors purchased 1,428,000 shares of common stock for a purchase price of $1,428,000, together with a common stock purchase warrants to acquire 714,000 shares of common stock at $1.50 per share for a period of three years.

In May 2014, we entered into conversion agreements with debt holders that were accredited investors (“May 2014 Conversion Investors”) pursuant to which the May 2014 Conversion Investors converted $1,169,300 into 1,169,300 shares of common stock together with a common stock purchase warrants to acquire 584,650 shares of common stock at $1.50 per share for a period of three years.

We entered into Subscription Agreements with five accredited investors (the “December 2014 Investors”) between November 24, 2014 and December 29, 2014 providing for the sale to the December 2014 Investors of 14% Unsecured Convertible Promissory Notes in the aggregate amount of $1,243,000 (the “December 2014 Notes”). In addition to the December 2014 Notes, the December 2014 Investors also received common stock purchase warrants (the “December 2014 Warrants”) to acquire 443,929 shares of common stock. The December 2014 Warrants are exercisable for five years at an exercise price of $1.40. The initial closing of $200,000 was on November 24, 2014, the second closing of $700,000 was on December 8, 2014 and the third closing of $343,000 was on December 30, 2014.

Anti-Takeover Provisions Under Nevada Law.

Combinations with Interested Stockholder. Sections 78.411-78.444, inclusive, of the Nevada Revised Statutes (“NRS”) contain provisions governing combinations with an interested stockholder. For purposes of the NRS, “combinations” include: (i) any merger or consolidation with any interested stockholder, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition to any interested stockholder of corporate assets with an aggregate market value equal to 5% or more of the aggregate market value of the corporation’s consolidated assets, 5% or more of the outstanding shares of the corporation or 10% or more of the earning power or net income of the corporation, (iii) the issuance to any interested stockholder of voting shares (except pursuant to a share dividend or similar proportionate distribution) with an aggregate market value equal to 5% or more of the aggregate market value of all the outstanding shares of the corporation, (iv) the dissolution of the corporation if proposed by or on behalf of any interested stockholder, (v) any reclassification of securities, recapitalization or corporate reorganization that will have the effect of increasing the proportionate share of the corporation’s outstanding voting shares held by any interested stockholder and (vi) any receipt by the interested stockholder of the benefit (except proportionately as a stockholder) of any loan, advance, guarantee, pledge or other financial assistance. For purposes of the NRS, an “interested stockholder” is defined to include any beneficial owner of more than 10% of any class of the voting securities of a Nevada corporation and any person who is an affiliate or associate of the corporation and was at any time during the preceding three years the beneficial owner or more than 10% of any class of the voting securities of the Nevada corporation.

Subject to certain exceptions, the provisions of the NRS governing combinations with interested stockholders provide that a Nevada corporation may not engage in a combination with an interested stockholder for two years after the date that the person first became an interested stockholder unless the combination or the transaction by which the person first became an interested stockholder is approved by the board of directors before the person first became an interested stockholder.

Control Share Acquisitions. The NRS also contains a “control share acquisitions statute.” If applicable to a Nevada corporation this statute restricts the voting rights of certain stockholders referred to as “acquiring persons,” that acquire or offer to acquire ownership of a “controlling interest” in the outstanding voting stock of an “issuing corporation.” For purposes of these provisions a “controlling interest” means with certain exceptions the ownership of outstanding voting stock sufficient to enable the acquiring person to exercise one-fifth or more but less than one-third, one-third or more but less than a majority, or a majority or more of all voting power in the election of directors and “issuing corporation” means a Nevada corporation that has 200 or more stockholders of record, at least 100 of whom have addresses in Nevada appearing on the stock ledger of the corporation, and which does business in Nevada directly or through an affiliated corporation. The voting rights of an acquiring person in the affected shares will be restored only if such restoration is approved by the holders of a majority of the voting power of the corporation. The NRS allows a corporation to “opt-out” of the control share acquisitions statute by providing in such corporation’s articles of incorporation or bylaws that the control share acquisitions statute does not apply to the corporation or to an acquisition of a controlling interest specifically by types of existing or future stockholders, whether or not identified.

Articles of Incorporation and Bylaws

No Cumulative Voting. Where cumulative voting is permitted in the election of directors, each share is entitled to as many votes as there are directors to be elected and each shareholder may cast all of its votes for a single director nominee or distribute them among two or more director nominees. Thus, cumulative voting makes it easier for a minority shareholder to elect a director. Our articles of incorporation deny shareholders the right to vote cumulatively.

Authorized But Unissued Shares. Our articles of incorporation permit the board to authorize the issuance of preferred stock, and to designate the rights and preferences of our preferred stock, without obtaining shareholder approval. One of the effects of undesignated preferred stock may be to enable the board to render more difficult or to discourage a third party’s attempt to obtain control of Workhorse Group by means of a tender offer, proxy contest, merger, or otherwise. The issuance of shares of preferred stock also may discourage a party from making a bid for the common stock because the issuance may adversely affect the rights of the holders of common stock. For example, preferred stock that we issue may rank prior to the common stock as to dividend rights, liquidation preference, or both, may have special voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for our common stock or may otherwise adversely affect the market price of our common stock.

Transfer Agent or Registrar

Empire Stock Transfer, Inc. is the transfer agent and registrar of our common stock.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common stock or preferred stock. Warrants may be issued independently or together with common stock or preferred stock offered by any prospectus supplement and may be attached to or separate from any such offered securities. Series of warrants may be issued under a separate warrant agreement entered into between us and a bank or trust company, as warrant agent, all as will be set forth in the prospectus supplement relating to the particular issue of warrants. The warrant agent would act solely as our agent in connection with the warrants and would not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants.

The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the warrant agreements.

Reference is made to the prospectus supplement relating to the particular issue of warrants offered pursuant to such prospectus supplement for the terms of and information relating to such warrants, including, where applicable:

●	the number of shares of common stock or preferred stock purchasable upon the exercise of warrants to purchase common stock or preferred stock and the price at which such number of shares of common stock or preferred stock may be purchased upon such exercise;

●	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

●	United States federal income tax consequences applicable to such warrants;

●	the amount of warrants outstanding as of the most recent practicable date; and

●	any other terms of such warrants.

Warrants will be issued in registered form only. The exercise price for warrants will be subject to adjustment in accordance with the applicable prospectus supplement.

Each warrant will entitle the holder thereof to purchase such number of shares of common stock or preferred stock at such exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement relating to the warrants, which exercise price may be subject to adjustment upon the occurrence of certain events as set forth in such prospectus supplement. After the close of business on the expiration date, or such later date to which such expiration date may be extended by us, unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised shall be specified in the prospectus supplement relating to such warrants.

Prior to the exercise of any warrants to purchase common stock or preferred stock, holders of such warrants will not have any of the rights of holders of common stock or preferred stock, as the case may be, purchasable upon such exercise, including the right to receive payments of dividends, if any, on the common stock purchasable upon such exercise, or to exercise any applicable right to vote.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities together with other securities or separately, as described in the applicable prospectus supplement, under an indenture to be entered into between our company and the trustee that meets certain requirements identified in the applicable prospectus supplement.

We may issue the debt securities in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will describe the particular terms of each series of debt securities in a prospectus supplement relating to that series, which we will file with the SEC.

The prospectus supplement will set forth, to the extent required, the following terms of the debt securities in respect of which the prospectus supplement is delivered:

●	the title of the series;

●	the aggregate principal amount;

●	the issue price or prices, expressed as a percentage of the aggregate principal amount of the debt securities;

●	any limit on the aggregate principal amount;

●	the date or dates on which principal is payable;

●	the interest rate or rates (which may be fixed or variable) or, if applicable, the method used to determine such rate or rates;

●	the date or dates from which interest, if any, will be payable and any regular record date for the interest payable;

●	the terms and conditions upon which we may, or the holders may require us to, redeem or repurchase the debt securities;

●	the denominations in which such debt securities may be issuable, if other than denominations of $1,000, or any integral multiple of that number;

●	whether the debt securities are to be issuable in the form of certificated debt securities or global debt securities;

●	the portion of principal amount that will be payable upon declaration of acceleration of the maturity date if other than the principal amount of the debt securities;

●	if applicable, covenants affording holders of debt protection with respect to our operations, financial condition or transactions involving us;

●	the designation of the currency, currencies or currency units in which payment of principal and, if applicable, premium and interest, will be made;

●	if payments of principal and, if applicable, premium or interest, on the debt securities are to be made in one or more currencies or currency units other than the currency of denominations, the manner in which the exchange rate with respect to such payments will be determined;

●	if amounts of principal and, if applicable, premium and interest may be determined by reference to an index based on a currency or currencies, or by reference to a commodity, commodity index, stock exchange index, or financial index, then the manner in which such amounts will be determined;

●	the provisions, if any, relating to any collateral provided for such debt securities;

●	the provisions, if any, relating to any collateral provided for such debt securities;

●	any events of default;

●	the terms and conditions, if any, for conversion into or exchange for common shares;

●	any depositaries, interest rate calculation agents, exchange rate calculation agents, or other agents; and

●	whether such debt securities are senior securities or subordinated securities and the terms and conditions, if any, upon which the debt securities shall be subordinated in right of payment to other indebtedness of our company.

One or more debt securities may be sold at a substantial discount below their stated principal amount. We may also issue debt securities in bearer form, with or without coupons. If we issue discount debt securities or debt securities in bearer form, we will describe material U.S. federal income tax considerations and other material special considerations which apply to these debt securities in the applicable prospectus supplement.

We may issue debt securities denominated in or payable in a foreign currency or currencies or a foreign currency unit or units. If we do, we will describe the restrictions, elections, and general tax considerations relating to the debt securities and the foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

DESCRIPTION OF UNITS

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the general features of the units that we may offer under this prospectus. We may issue units consisting of two or more other constituent securities. These units may be issuable as, and for a specified period of time may be transferable only as a single security, rather than as the separate constituent securities comprising such units. While the features we have summarized below will generally apply to any units we may offer under this prospectus, we will describe the particular terms of any units that we may offer in more detail in the applicable prospectus supplement. The specific terms of any units may differ from the description provided below as a result of negotiations with third parties in connection with the issuance of those units, as well as for other reasons. Because the terms of any units we offer under a prospectus supplement may differ from the terms we describe below, you should rely solely on information in the applicable prospectus supplement if that summary is different from the summary in this prospectus.

We urge you to read the applicable prospectus supplement related to the specific units being offered, as well as the complete instruments that contain the terms of the securities that comprise those units. Certain of those instruments, or forms of those instruments, have been or will be filed as exhibits to the registration statement of which this prospectus is a part, and supplements to those instruments or forms may be incorporated by reference into the registration statement of which this prospectus is a part from reports we file with the Commission.

If we offer any units, certain terms of that series of units will be described in the applicable prospectus supplement, including, without limitation, the following, as applicable:

●	the title of the series of units;

●	identification and description of the separate constituent securities comprising the units;

●	the price or prices at which the units will be issued;

●	the date, if any, on and after which the constituent securities comprising the units will be separately transferable;

●	a discussion of certain United States federal income tax considerations applicable to the units; and

●	any other terms of the units and their constituent securities.

PLAN OF DISTRIBUTION

We and the selling shareholders may sell securities in and outside the United States through underwriters or dealers, directly to purchasers or through agents or in ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers. To the extent required by applicable law, a prospectus supplement will include the following information:

●	the terms of the offering;

●	the names of any underwriters or agents;

●	the names of the selling stockholders;

●	the purchase price of the securities;

●	the net proceeds to us from the sale of the securities;

●	any delayed delivery arrangements;

●	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

●	the initial public offering price;

●	any discounts or concessions allowed or reallowed or paid to dealers; and

●	any commissions paid to agents.

Sale Through Underwriters or Dealers

If we use underwriters in the sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to conditions, and the underwriters will be obligated to purchase all the securities if they purchase any securities. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include over allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if such offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.

If we or the selling shareholders use dealers in the sale of securities, we or the selling shareholders will sell the securities to them as principals. They may then resell the securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of such securities. We will include in any prospectus supplement the names of the dealers and the terms of the transactions.

We will bear costs relating to all of the securities being registered under this registration statement of which this prospectus forms a part.

Any broker-dealers or other persons acting on our behalf or on behalf of the selling shareholder that participate with us in the distribution of the securities may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.

Pursuant to a requirement by the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by us for the sale of any securities being registered pursuant to SEC Rule 415 under the Securities Act. If more than 5% of the net proceeds of any offering of securities made under this prospectus will be received by a FINRA member participating in the offering or its affiliates or associated persons of such FINRA member, the offering will be conducted in accordance with FINRA Conduct Rule 5121.

Direct Sales and Sales Through Agents

We and the selling shareholders may sell the securities directly. In that event, no underwriters or agents would be involved. We and the selling shareholders may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of the securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

Subscription Offerings

We may also make direct sales through subscription rights distributed to our existing stockholders on a pro rata basis, which may or may not be transferable. In any distribution of subscription rights to our stockholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

General Information

We may have agreements with the agents, dealers and underwriters to indemnify them against civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may engage in transactions with us or perform services for us in the ordinary course of their businesses.

LEGAL MATTERS

Certain legal matters with respect to the shares of our securities offered by this prospectus will be passed upon for us by Fleming PLLC, Rockville Centre, New York. Any underwriters, dealers or agents will be advised about other issues relating to any transaction by their own legal counsel.

EXPERTS

The consolidated financial statements and financial statement schedules incorporated in this prospectus by reference from Workhorse Group Inc.’s Annual Report on Form 10-K for the year ended December 31, 2015 and 2014, have been audited by Clark, Schaefer, Hackett & Co., an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

This prospectus is part of a registration statement on Form S-3 filed by us with the SEC. This prospectus does not contain all of the information included in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC.

The SEC allows us to “incorporate by reference” certain documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus the documents listed below:

●	our Annual Report on Form 10-K for the year ended December 31, 2015 as filed on March 25, 2016 (File No. 001-37 673),

●	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 as filed on November 14, 2016 (File No. 001-37673),

●	current reports filed on July 1, 2016, September 12, 2016 and September 16, 2016 (File No. 001-37673), and

●	any future filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of filing the initial registration statement and prior to effectiveness of the registration statement, until the termination of the offerings under this prospectus; provided that this prospectus will not incorporate any information we may furnish to the SEC under Item 2.02 or Item 7.01 of Form 8-K.

You may request copies of these filings, at no cost, by writing or calling us at:

Workhorse Group Inc.
100 Commerce Drive
Loveland, Ohio 45140
513-360-4704
Attn: Paul Gaitan, Chief Financial Officer
Telephone: 513-360-4704

Our SEC filings are also available on our website at www.workhorse.com. The other information on our website is not, and you must not consider the information to be, a part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F. Street, N.E., Washington, D.C., 2 0549. You can request copies of these documents by contacting the SEC upon payment of fees prescribed by the SEC and paying a fee for the copying cost. Information on the operation of the Public Reference Room can be obtained by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from the SEC’s website at www.sec.gov.

 3,957,432 Shares of Common Stock

PROSPECTUS SUPPLEMENT

April 29, 2019